UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
____________________________________

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ARVINAS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25 (b) per Exchange Act Rules 14a-6 (i)(1) and 0-11.

ARVINAS, INC.
5 Science Park
395 Winchester Ave.
New Haven, CT 06511
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To be held June 25, 2025
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Arvinas, Inc., which is scheduled to be held on Wednesday, June 25, 2025 at 8:30 a.m. Eastern Time. The Annual Meeting will be held as a virtual meeting only, via live audio webcast. You will not be able to attend the Annual Meeting in person. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.
Only stockholders who owned common stock at the close of business on April 28, 2025 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:
1.Election of three Class I directors to our board of directors, each to serve until the 2028 annual meeting of stockholders;
2.Conduct a non-binding advisory vote on executive compensation;
3.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You can find more information, including the nominees for directors, in the attached Proxy Statement. The board of directors recommends that you vote “FOR” each of the Class I director nominees (Proposal 1), and “FOR” each of Proposals 2 and 3.
Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 29, 2025, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders of record on our books at the close of business on April 28, 2025, the record date for the Annual Meeting, and we will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
If you are a stockholder of record, you may vote in one of the following ways:
•Submit a Proxy over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);
•Submit a Proxy by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);
•Submit a Proxy by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or
•Vote at the Annual Meeting.
If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

The rules and procedures applicable to the Annual Meeting, together with a list of stockholders of record for inspection for any purpose germane to the Annual Meeting will be available for the participating stockholders of record at www.virtualshareholdermeeting.com/ARVN2025.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to take the time to submit a proxy to vote your shares.

By order of the Board of Directors,

/s/ John Houston, Ph.D.
John Houston, Ph.D.
Chairperson, President and Chief Executive Officer
New Haven, Connecticut
April 29, 2025

Arvinas, Inc.
Proxy Statement

Page

PROXY STATEMENT	1

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	2

PROPOSAL NO. 1—ELECTION OF THREE CLASS I DIRECTORS	6

CORPORATE GOVERNANCE	15

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION	24

EXECUTIVE AND DIRECTOR COMPENSATION	25

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	64

REPORT OF THE AUDIT COMMITTEE	66

PRINCIPAL STOCKHOLDERS	67

TRANSACTIONS WITH RELATED PERSONS	70

STOCKHOLDER PROPOSALS	72

HOUSEHOLDING	73

OTHER MATTERS	74

ARVINAS, INC.
5 Science Park
395 Winchester Ave.
New Haven, CT 06511
203-535-1456
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
to be held June 25, 2025
This proxy statement and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Arvinas, Inc., or the Annual Meeting, to be held on Wednesday, June 25, 2025 at 8:30 a.m. Eastern Time. The Annual Meeting will be held as a virtual meeting only, via live audio webcast. You will not be able to attend the Annual Meeting in person. The board of directors of Arvinas is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Arvinas,” “our,” “we” or “us” refers to Arvinas, Inc. and its wholly owned subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 25, 2025:
This proxy statement and our 2024 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or 2024 Annual Report, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Arvinas, Inc., 5 Science Park, 395 Winchester Ave., New Haven, CT 06511. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available on the SEC’s website at http://www.sec.gov.
On or about April 29, 2025, we will mail a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this proxy statement and our 2024 Annual Report, and view instructions on how to submit a proxy online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the Annual Meeting, our stockholders will consider and vote on the following matters:
1.Election of three Class I directors to our board of directors, each to serve until the 2028 annual meeting of stockholders;
2.Conduct a non-binding advisory vote on executive compensation;
3.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the first three items noted above.
Board of Directors Recommendation
Our board of directors unanimously recommends that you vote:
FOR the election of the three nominees to serve as Class I directors on our board of directors for a three-year term;
FOR the approval, on an advisory basis, of the compensation paid to our named executive officers; and
FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Why is the Company Holding a Virtual Annual Meeting?
Our Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate from any location around the world. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. Stockholders will be able to attend the meeting online and submit questions by visiting www.virtualshareholdermeeting.com/ARVN2025. Stockholders will also be able to vote their shares electronically during the meeting.
What Happens if There Are Technical Difficulties during the Annual Meeting?
Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.
Availability of Proxy Materials
The Notice regarding our proxy materials, including this proxy statement and our 2024 Annual Report, is being mailed to stockholders on or about April 29, 2025. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.

Who Can Vote at the Annual Meeting?
Only stockholders of record at the close of business on the record date of April 28, 2025 are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 28, 2025, there were 72,991,390 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the Annual Meeting for a period of at least 10 days prior to the Annual Meeting. If you wish to view this list, please contact our corporate secretary at Arvinas, Inc., 5 Science Park, 395 Winchester Ave., New Haven, CT 06511 Attention: Corporate Secretary.
Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare N.A., then you are considered a “stockholder of record” of those shares. In this case, your Notice has been sent to you directly by us. You may submit a proxy your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.
Beneficial Owners of Shares Held in Street Name. If your shares are held by a bank, broker or other nominee, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.
How to Vote
If you are a stockholder of record, you can vote your shares in one of two ways: either by submitting a proxy prior to the Annual Meeting or online at the Annual Meeting. If you choose to submit a vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should submit a proxy to vote your shares as described in each set of proxy materials you receive.
•By Telephone. You may submit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.
•Via the Internet. You may submit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have your Notice or proxy card in hand when you access the website.
•By Mail. If you received a printed copy of the proxy materials, you may submit a vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.
•At the Virtual Annual Meeting. The meeting will be held entirely online. To participate in the meeting, you will need the 16-digit control number included in your Notice or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 8:30 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Eastern Time, and you should allow ample time to test your computer and for the check-in procedures.
Telephone and Internet voting for stockholders of record will be available up until 11:59 p.m. Eastern Time on June 24, 2025, the day before the Annual Meeting, and mailed proxy cards must be received by June 24, 2025, the day before the Annual Meeting, in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Ballot Measures Considered “Discretionary” and “Non-Discretionary”
If your shares are held in “street name,” your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers’ shares for which they have received no voting instructions on specified “discretionary” matters, but they are not permitted to vote these shares on “non-discretionary” matters.
The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are considered non-discretionary matters under applicable rules. Therefore, if your shares are held in “street name,” your bank, broker or other nominee cannot vote on these matters without voting instructions from you. If you do not instruct your bank, broker or other nominee how to vote with respect to the election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2), your bank, broker or other nominee may not vote with respect to these proposals and your shares will be counted as “broker non-votes.”

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025 (Proposal No. 3) is considered a discretionary matter under applicable rules. Therefore, if your shares are held in “street name,” we expect that your bank, broker or other nominee will be able to exercise discretionary authority to vote on the matter in the absence of voting instructions from you. If your bank, broker or other nominee exercises this discretionary authority, no broker non-votes are expected to occur in connection with Proposal No. 3.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. Our second amended and restated bylaws, or our bylaws, provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting “in person” virtually or represented by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented virtually during the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are “broker non-votes.”
Votes Required

To be elected, a director nominee must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1). Votes withheld and broker non-votes will not be counted as votes cast or voted on Proposal No. 1. Accordingly, votes withheld and broker non-votes will have no effect on the voting on Proposal No. 1.

For each of Proposal No. 2 (to approve, on an advisory basis, the compensation of our named executive officers) and Proposal No. 3 (to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025), the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting “for” or “against” such matter at the Annual Meeting is required for approval (meaning, the number of votes cast “for” each proposal must exceed the number of votes cast “against” each proposal). Abstentions and broker non-votes will not be counted as votes cast or voted on Proposal No. 2 or Proposal No. 3. Accordingly, abstentions and broker non-votes will have no effect on the voting on Proposal No. 2 or Proposal No. 3.
Method of Counting Votes
Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast online at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote
If you are a stockholder of record, you may revoke your proxy before the vote is taken at the Annual Meeting by:
•submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or submitted using the telephone or Internet voting procedures described in the “How to Vote” section above;
•voting online at the Annual Meeting, as described in the “How to Vote” section above; or
•filing a written revocation with our corporate secretary.
If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee holding your account. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.
Your virtual attendance at the Annual Meeting will not automatically revoke your proxy, unless you vote online during the Annual Meeting.
Costs of Proxy Solicitation
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.
Voting Results
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

OVERVIEW OF PROPOSALS

This proxy statement contains three proposals requiring stockholder action. Proposal No. 1 requests the election of three Class I directors to the Board of Directors. Proposal No. 2 requests approval, on an advisory basis, of the compensation of our named executive officers. Proposal No. 3 requests the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. All proposals are discussed in more detail in the pages that follow.

PROPOSAL NO. 1—ELECTION OF THREE CLASS I DIRECTORS
Our board of directors currently consists of nine members. In accordance with the terms of our restated certificate of incorporation and our bylaws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are currently divided as follows:
•the Class I directors are Linda Bain, John Houston, Ph.D., and Laurie Smaldone Alsup, M.D., and their term expires at the Annual Meeting;
•the Class II directors are Sunil Agarwal, M.D., Leslie V. Norwalk, Esq., and John Young, and their term expires at the annual meeting of stockholders to be held in 2026; and
•the Class III directors are Edward Kennedy, Jr., Everett Cunningham, and Briggs Morrison, M.D., and their term expires at the annual meeting of stockholders to be held in 2027.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our restated certificate of incorporation and our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our restated certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Our board of directors, based on the recommendation of the nominating and corporate governance committee of our board of directors, has nominated the three current Class I members, Linda Bain, John Houston, Ph.D., and Laurie Smaldone Alsup, M.D., for election as Class I directors at the Annual Meeting. Each of the nominees has indicated a willingness to serve as director, if elected. We have no reason to believe that any of our nominees will be unable to serve. However, if a nominee becomes unable or unwilling to serve, the proxies may be voted for substitute nominees selected by our board of directors, or our board of directors may reduce the number of directors to be elected at the Annual Meeting
Our corporate governance guidelines provide that nominees should represent a broad array of personal and professional characteristics. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among our board members, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our board of directors’ effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class I Directors
Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class I directors at our Annual Meeting is set forth below.

Age

Linda Bain has served as a member of our board of directors since June 2020. Ms. Bain has served as a venture partner at Atlas Venture, a venture capital firm focused on biotechnology, since April 2025. Ms. Bain served as Chief Operating Officer and Chief Financial Officer for Mariana Oncology, a radiopharmaceutical company and a Novartis company as of May 2024, from May 2023 to April 2025. Ms. Bain served as Chief Financial Officer of Codiak BioSciences, Inc., a biopharmaceutical company, from December 2015 to April 2023. Previously, Ms. Bain served as Chief Financial Officer of Avalanche Biotechnologies, Inc., a gene therapy company, from April 2014 to November 2015. Additionally, she served as Vice President of Finance, Business Operations at bluebird bio, Inc., a gene therapy biotechnology company, from October 2011 to March 2014, and as the Principal Accounting Officer from June 2013 to March 2014. Ms. Bain previously held senior roles at Genzyme Corporation, a biotechnology company, including Vice President of Finance, Global Manufacturing and Operations, and Vice President of Finance, Genzyme Genetics, and earlier in her career at Fidelity Investments, AstraZeneca plc, and Deloitte & Touche LLP. Ms. Bain currently serves on the board of directors of the publicly traded company Autolus Therapeutics plc. Ms. Bain is a Certified Public Accountant and earned a B.Sc. in Accounting and Business Administration and an Honors degree in Accounting and Business Administration from the University of the Free State, Bloemfontein, South Africa. We believe Ms. Bain is qualified to serve on our board due to her extensive executive leadership experience, knowledge of the life sciences industry, and her work with other public and private biopharmaceutical and biotechnology companies.
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John Houston, Ph.D., has served as a member of our board of directors and as our President and Chief Executive Officer since September 2017, and as our chairperson since June 2023. Dr. Houston served as our President of Research and Development from January 2017 to June 2024, as our Chief Scientific Officer from January 2017 to April 2019 and has functioned as our principal executive officer since February 2017. Prior to joining Arvinas, Dr. Houston served in positions of increasing responsibility at The Bristol-Myers Squibb Company, a biopharmaceutical company, most recently as Senior Vice President, Head of Specialty Discovery from September 2015 to August 2016, and as Senior Vice President of Disease Sciences, Biologics and Applied Biotechnology from August 2008 to September 2015. Prior to joining Bristol Myers Squibb, Dr. Houston worked at Glaxo Wellcome Research and Development in the UK, where he served as head of the Lead Discovery Unit. Dr. Houston currently serves on the board of directors of the publicly-traded company, NextCure, Inc. Dr. Houston holds a Ph.D. in microbial biochemistry from Heriot-Watt University, Edinburgh and a B.Sc. in medical microbiology from the University of Glasgow. We believe Dr. Houston is qualified to serve on our board due to his scientific and historical experience with us gained from serving as our President and Chief Executive Officer, combined with his previous scientific training and qualifications and the skills and experience he has developed during his extensive career in the life sciences industry.
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Laurie Smaldone Alsup, M.D., has served as a member of our board of directors since November 2019. Dr. Smaldone Alsup is a medical oncologist and has served as Senior Vice President, Regulatory Science and Practical Lead of SSI Strategy Holdings LLC, a consulting firm that supports the needs of the medical affairs, pharmacovigilance, regulatory and clinical development functions within life science companies, or SSI Strategy, since January 2024. Dr. Smaldone Alsup served as Chief Scientific Officer and Chief Medical Officer for NDA Group, a regulatory and drug development consulting firm, from March 2016, when NDA Group merged with PharmApprove, LLC, to January 2024, when NDA group merged with SSI Strategy. Dr. Smaldone Alsup served as President and Chief Scientific Officer of PharmApprove, LLC, a regulatory communications consultancy firm and division of Taft and Partner, from August 2011 to March 2016. In addition, she served as President and Chief Executive Officer of Phytomedics, Inc., an early stage company focused on arthritis and inflammation, from 2008 to 2011. Prior to that, Dr. Smaldone Alsup spent over 20 years at Bristol Myers Squibb, a biopharmaceutical company, in roles of increasing responsibility in clinical development, developing medicines through to approval globally across multiple disease areas. Dr. Smaldone Alsup headed up the global regulatory function as Senior Vice President, Global Regulatory Science where she was responsible for the development and approval process of the research and development portfolio. Dr. Smaldone Alsup also served as head of Business Risk Management for the BMS Corporation. Dr. Smaldone Alsup currently serves on the board of directors of the publicly-traded company, Theravance Biopharma, Inc., and previously served as a member of the board of directors of the publicly-traded companies, Blackberry Ltd., Kalobios Pharmaceuticals, Inc., Kinnate Biopharma Inc. and Pardes Biosciences Inc. (which was acquired by MediPacific, Inc.). Dr. Smaldone Alsup holds an M.D. from the Yale School of Medicine and a B.A. in biology from Fordham College. We believe Dr. Smaldone Alsup is qualified to serve on our board due to her extensive regulatory and clinical experience in the life sciences industry, senior management experience in several companies in our industry and demonstrated leadership in her field.
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The board of directors recommends voting “FOR” the election of Linda Bain, John Houston, Ph.D., and Laurie Smaldone Alsup, M.D., as Class I directors, for a three-year term ending at the annual meeting of stockholders to be held in 2028.
Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our board of directors, or our board of directors may reduce the number of directors to be elected at the Annual Meeting.

Directors Continuing in Office
Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Class II Directors (Term Expires at 2026 Annual Meeting)
Age

Sunil Agarwal, M.D., has served as a member of our board of directors since June 2023. Dr. Agarwal currently serves as a strategic advisor and prior to that served as Executive Vice President, Head of Development and Chief Medical Officer at Sana Biotechnology, Inc., a company focused on creating and delivering engineered cells as medicines for patients, or Sana, from August 2018 until early 2024, after participating in a transition in which he helped to onboard two senior leaders to Sana’s research and development organization. From April 2017 to August 2018, Dr. Agarwal served as President of Research and Development at Juno Therapeutics Inc., a biopharmaceutical company. Previously, Dr. Agarwal was a Partner at Sofinnova, a biotech-focused investment firm. He also served as a former Executive Vice President and Chief Medical Officer at Ultragenyx Pharmaceutical, a biopharmaceutical company, where he managed the company’s clinical development and operations, regulatory affairs, biometrics, pharmacovigilance, medical affairs, pharmacology, and toxicology functions. Additionally, Dr. Agarwal previously served in various leadership roles at Genentech Inc., or Genentech, a biotechnology company, for more than a decade, including Senior Vice President and Global Head of Clinical Development for ophthalmology, metabolism, neurosciences, immunology, and infectious diseases. He led the approval of multiple therapies at Genentech including RITUXAN®, ACTEMRA®, LUCENTIS® and XOLAIR®. Earlier in his career, Dr. Agarwal served at MedImmune LLC and Guilford Pharmaceuticals Inc., or Guilford, both pharmaceutical companies, where he served in both development and medical affairs and led the formation of Guilford’s Medical Affairs Organization. Dr. Agarwal currently serves as a member of the board of directors of the publicly-traded company, Astria Therapeutics, Inc., and previously served as a member of the board of directors of the publicly-traded companies MyoKardia, Inc. (which was acquired by The Bristol-Myers Squibb Company) and Calithera Biosciences, Inc. Dr Agarwal completed his residency at Children’s National Medical Center (CNMC), Washington, D.C., and practiced in the CNMC Pediatric Emergency Department. He obtained his B.S. in neurobiology from Cornell University and earned his M.D. from Tufts University School of Medicine. We believe that Dr. Agarwal is qualified to serve on our board of directors due to his extensive research and development experience.
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Leslie V. Norwalk Esq., has served as a member of our board of directors since July 2019. Ms. Norwalk has served as strategic counsel to Epstein Becker & Green, P.C., a law firm with a focus on healthcare and life science, since August 2007, and two healthcare consulting agencies, EBG Advisors, Inc. and National Health Advisors, since September 2007. Additionally, since 2008, Ms. Norwalk has served as an advisor to several private equity firms. From 2006 to 2007, she was the acting administrator of the Centers for Medicare & Medicaid Services, where she managed the operations of federal health care programs, including Medicare and Medicaid. From 2002 to 2005, she was the agency's deputy administrator. Prior to that, Ms. Norwalk practiced law with Epstein Becker & Green, P.C., from 1996 to 2001. Ms. Norwalk also previously served in the George H.W. Bush Administration in the White House Office of Presidential Personnel and the Office of the US Trade Representative. Ms. Norwalk currently serves on the boards of directors of the publicly-traded companies CVS Health®, ModivCare, Inc., Neurocrine Biosciences, Inc. and Globus, Inc. and previously served on the board of directors of the publicly-traded companies Centene Corporation, Endologix, Inc., Magellan Health, Inc., Nuvasive, Inc. (acquired by Globus, Inc.), Press Ganey Holdings, Inc., and Volcano Corp. Ms. Norwalk holds a  J.D. from the George Mason University School of Law and a B.A. from Wellesley College. We believe Ms. Norwalk is qualified to serve on our board due to her knowledge of, and experience with, the healthcare industry and government regulations.
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John Young has served as a member of our board of directors since August 2022. Mr. Young joined our board of directors with nearly 35 years of experience with Pfizer, Inc., a biopharmaceutical company, or Pfizer. Prior to his retirement from Pfizer, Mr. Young served as Group Senior Advisor to the Pfizer Chief Executive Officer, from January to June 2022, and from January 2019 to December 2021 served as Group President and Chief Business Officer at Pfizer. Mr. Young also served as Group President of Pfizer Innovative Health from January 2018 to January 2019, Group President of Pfizer Essential Health from January 2014 to January 2018 and President & General Manager, Primary Care Business Unit, from June 2012 to January 2014. Additionally, Mr. Young currently serves on the boards of directors of the publicly-traded companies, Johnson Controls International and Novartis AG. Mr. Young previously served on the board of directors of the publicly-traded company, Haleon PLC. Previously, Mr. Young also served as a board member for the European Federation of Pharmaceutical Industries Associations, The Biotechnology Innovation Organization, the National Committee on United States-China Relations, and private company, Imbria Pharmaceuticals. Mr. Young received a B.Sc. in Biological Science from Glasgow University and an MBA from Strathclyde Graduate Business School. We believe Mr. Young is qualified to serve on our board of directors due to his deep experience and leadership in the pharmaceutical industry.
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Class III Directors (Term Expires at 2027 Annual Meeting)
Age

Everett Cunningham has served as a member of our board of directors since December 2022. Mr. Cunningham has served as Chief Commercial Officer of Illumina, Inc., NA sequencing and array-based technologies company, since June 2024. Prior to Illumina, from October 2021 to June 2024, Mr. Cunningham served as Chief Commercial Officer from Exact Sciences Corp., a company providing cancer screening and diagnostic tests. He has over 30 years of progressive responsibility in pharmaceuticals and medical services and over 20 years of commercial leadership across healthcare tech, life sciences and pharmaceuticals. Prior to joining Exact Sciences, from July 2019 to September 2021, Mr. Cunningham served as President and Chief Executive Officer for the U.S. and Canadian regions of GE HealthCare Technologies Inc., a global medical technology company, or GE. Before joining GE, from October 2012 to June 2019, Mr. Cunningham served as the Senior Vice President, Commercial, at Quest Diagnostics Incorporated, a clinical laboratory company, where he was responsible for global commercial sales, marketing, and commercial operations. Mr. Cunningham also previously served in numerous senior leadership roles at Pfizer, including Regional President, Established Products for Asia Pacific, Senior Director of Worldwide Learning and Development, Senior Director of Business Operations, Vice President Sales for U.S. Pharmaceuticals, and Vice President of Global Corporate Human Resources. Mr. Cunningham has served on the board of Visby Medical since 2022. He earned his bachelor’s degree in economics from Northwestern University. We believe that Mr. Cunningham is qualified to serve on our board of directors due to his extensive experience in the pharmaceutical and medical services industries.
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Edward Kennedy, Jr. has served as a member of our board of directors since July 2018. A health care regulatory attorney for over 25 years, Mr. Kennedy is currently Partner and Member of the Health Care and Life Sciences practice of Epstein Becker & Green, P.C., a national law firm, where he counsels healthcare companies on the legal, reimbursement, coding and coverage issues facing providers, payers and the life sciences industry, since January 2014. Previously, Mr. Kennedy served as the Co-Founder and President of Marwood Group, a healthcare focused strategic advisory and financial services firm, from January 2001 to December 2013. A childhood cancer survivor and amputee, Mr. Kennedy has been a lifelong patient advocate and disability rights activist, and serves on the board of the American Association of People with Disabilities. He also served as a State Senator in the Connecticut General Assembly from January 2015 to January 2019. Mr. Kennedy currently serves on the board of directors of the publicly-traded company, InnovAge Holding Corp. Mr. Kennedy holds a J.D. from the University of Connecticut School of Law, an M.E.S. from the Yale School of Forestry and Environmental Studies and a B.A. from Wesleyan University. We believe Mr. Kennedy is qualified to serve on our board due to his extensive legal and regulatory experience, his roles as a policymaker and legislator, and his service on the boards of many innovative healthcare companies.
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Briggs Morrison, M.D., has served as a member of our board of directors since June 2018 and as lead independent director since June 2023. Prior to joining our board of directors, Dr. Morrison was a member of our Scientific Advisory Board from August 2016 to June 2018. Dr. Morrison has served as Chief Executive Officer of Crossbow Therapeutics, Inc., a privately held biotechnology company, since February 2022. Dr. Morrison previously served as President, Head of Research and Development of Syndax Pharmaceuticals Inc., a publicly-traded biopharmaceutical company, from February 2022 to April 2023, and previously served as Chief Executive Officer of Syndax Pharmaceuticals Inc. Dr. Morrison has also served as an Entrepreneur Partner at MPM BioImpact (previously MPM Capital) since June 2015. Previously, Dr. Morrison was the Chief Medical Officer and Head of Global Medicines Development at AstraZeneca plc, a biopharmaceutical company, from January 2012 to June 2015. Dr. Morrison currently serves on the board of directors of the publicly-traded companies Carisma Therapeutics, Inc., CRISPR Therapeutics AG, and Werewolf Therapeutics Inc., and previously served on the board of directors of the publicly-traded companies, Codiak Biosciences, Inc., NextCure, Inc., Oncorus, Inc., Repare Therapeutics Inc., and Syndax Pharmaceuticals Inc. Dr. Morrison holds an M.D. from the University of Connecticut Medical School and a B.S. in biology from Georgetown University. He completed residency training in Internal Medicine at the Massachusetts General Hospital and a fellowship in Medical Oncology at the Dana-Farber Cancer Institute. We believe Dr. Morrison is qualified to serve on our board due to his extensive executive leadership experience, his medical background and training, and his service on the boards of other public and private biopharmaceutical and biotechnology companies.
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Former Members of our Board of Directors Who Served in 2024
Wendy Dixon., Ph.D., served as a member of our board of directors from June 2020 to May 2024. Dr. Dixon did not stand for re-election at the 2024 annual meeting of stockholders.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries. Codiak BioSciences, Inc., where Ms. Bain previously served as Chief Financial Officer, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in March 2023.
Executive Officers Who Are Not Directors
Biographical information for our executive officers who are not directors is listed below.

Age

Noah Berkowitz, M.D., Ph.D., has served as our Chief Medical Officer, since March 2024. Dr. Berkowitz has more than 20 years of experience in advancing programs through early and late stages of development. From January 2020 through 2023, Dr. Berkowitz was Senior Vice President Hematology Development at Bristol-Myers Squibb, a pharmaceutical company, where his teams were responsible for multiple global regulatory approvals for small molecules, biologics and cell therapies. From 2012 to 2020, while developing drugs for rare disease, oncology and hematology at Novartis, Inc., Dr. Berkowitz held roles of increasing responsibility, culminating in the role, VP Clinical Development Head, Hematology. Earlier in his career, Dr. Berkowitz was an executive at Impath, a cancer-testing services company (acquired by Genzyme), and founder and Chief Executive Officer of Synvista. Dr. Berkowitz trained in Medical Oncology at the National Cancer Institute and received his M.D., Ph.D., from Columbia University.
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Angela Cacace, Ph.D., has served as our Chief Scientific Officer since June 2024. Dr. Cacace joined the Company in September 2018 and most recently served as our Senior Vice President, Neuroscience and Platform Biology. Dr. Cacace has three decades of drug discovery experience in neuroscience and oncology research across modalities. During her time at the Company, Dr. Cacace has led the continuous evolution of our
PROTAC Discovery Engine to employ new E3 ligases and cross the blood-brain barrier for multiple neurologic disease targets. Previously, from April 2016 to September 2018, Dr. Cacace served as the Vice President of Biology at Fulcrum Therapeutics, Inc., a biotechnology company, where she built the biology platform, grew talented scientific teams, delivered the first development candidates, and guided the development of translational biomarkers to enable clinical development programs. Additionally, from November 1998 to September 2006 and then August 2007 to April 2016, Dr. Cacace served in positions of increasing responsibility at Bristol Myers Squibb, including as the Director of Neuroscience and Genetically Defined Diseases, where she spearheaded alternative therapeutic modalities and was a co-inventor on several development candidates. At Bristol Myers Squibb, she was responsible for building research-wide teams and initiatives, including the Lead Discovery and Optimization functions. While serving as a Senior Principal Scientist in Cancer Biology at Pfizer, together with her team, she discovered a novel anti-angiogenic antibody development candidate. Dr. Cacace received her B.S. in Biology from Fairfield University, Ph.D. in Pharmacology from Columbia University and completed her postdoctoral research in Oncology at Bristol Myers Squibb and the National Cancer Institute.
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Andrew Saik, has served as our Chief Financial Officer and Treasurer since June 2024. Mr. Saik has more than 20 years of biopharmaceutical finance experience. From June 2021 to June 2024 Mr. Saik served as Chief Financial Officer at Intercept Pharmaceuticals, Inc., a pharmaceutical company, or Intercept, where he also managed investor relations and communications functions through multiple Phase 3 data releases. Prior to Intercept, from 2020 to 2021, Mr. Saik served as Chief Financial Officer of Vyne Therapeutics, Inc., a pharmaceutical company, or Vyne, where he led a buildout of the company’s finance department in the United States, renegotiated debt obligations to provide the company with enhanced financial flexibility and helped raise over $135 million to fund operations. Prior to joining Vyne, Mr. Saik held Chief Financial Officer positions at biotechnology companies, PDS Biotechnology, Corp. (formerly Edge Therapeutics Inc.) from 2017 to 2020, Vertice Pharma, LLC from 2015 to 2017, and Auxilium Pharmaceuticals, Inc. from 2014 to 2015. Prior to Auxilium, from 2013 to 2014, he served as Senior Vice President, Finance and Treasurer at Endo Health Solutions, Inc., where he helped complete the acquisition of Paladin Labs and restructured $3 billion of debt into a new corporate structure. Mr. Saik holds an M.B.A. from the University of Southern California and a Bachelor of Arts from the University of California, Los Angeles.
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Ian Taylor, Ph.D. has served as our President, Research and Development since June 2024. From March 2019 to June 2024, Dr. Taylor served as our Chief Scientific Officer. Dr. Taylor served as our Senior Vice President, Biology from January 2018 to March 2019, Vice President, Biology from August 2016 through December 2017, and Vice President, Pharmacology and Translational Medicine from June 2016 to July 2016. Immediately prior to joining Arvinas, Dr. Taylor served as Senior Director, Early Development Team Leader at Pfizer, from February 2007 to May 2016. Dr. Taylor holds a Ph.D. in molecular biology and genetics from Harvard University and a B.A. in Biochemistry from Bowdoin College.
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CORPORATE GOVERNANCE
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:
•Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
•Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.
•Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our board of directors and its committees.
•Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.
•Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.
•Nominees should represent a broad array of personal and professional characteristics. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
The nominating and corporate governance committee may use a third party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
At the Annual Meeting, stockholders will be asked to consider the election of Ms. Bain, Dr. Houston and Dr. Smaldone Alsup. Each director is standing for re-election by the stockholders at the Annual Meeting. They were each initially recommended by the nominating and corporate governance committee.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals.” Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence
Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates. In March 2025, our board of directors undertook a review of the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Dr. Agarwal, Ms. Bain, Mr. Cunningham, Mr. Kennedy, Dr. Morrison, Ms. Norwalk, Dr. Smaldone Alsup and Mr. Young is an “independent director” as defined under Nasdaq Listing Rules. Our board of directors previously made a similar determination with respect to Dr. Dixon, who served as an independent member of our board of directors until May 2024. Dr. Houston is not an independent director under these rules because he is our President and Chief Executive Officer. Our board of directors has also determined that Ms. Bain, Mr. Cunningham and Ms. Norwalk, who comprise our audit committee, and Mr. Cunningham, Dr. Smaldone Alsup and Mr. Young who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Committees
Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. Each of the audit committee, compensation committee, nominating and corporate governance committee and science and technology committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of the Investors and Media section on our website, which is located at http://www.arvinas.com. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.
Audit Committee
The members of our audit committee are currently Linda Bain, Everett Cunningham and Leslie V. Norwalk, Esq. Ms. Bain is the chair of our audit committee. Our board of directors has determined that each of Ms. Bain, Mr. Cunningham and Ms. Norwalk is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Ms. Bain is an “audit committee financial expert” as defined in applicable SEC rules. Our board of directors believes that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The audit committee met eight times during the year ended December 31, 2024, including telephonic and videoconference meetings.

Our audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function, if any;
•overseeing our risk assessment and risk management policies, including with respect to major financial, cybersecurity and compliance risk exposures;
•establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by U.S. Securities and Exchange Commission, or SEC, rules.

All audit services to be provided to us and all non-audit services to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.”
Compensation Committee
The members of our compensation committee currently are Everett Cunningham, Laurie Smaldone Alsup, M.D., and John Young. Mr. Young is the currently chair of our compensation committee. Wendy Dixon, Ph.D., served as a member of our compensation committee until our 2024 annual meeting of stockholders, as she did not stand for re-election at our 2024 annual meeting of stockholders. Our board of directors has determined that each of Mr. Cunningham, Dr. Smaldone Alsup and Mr. Young is independent within the meaning of Rule 10C-1 under the Exchange Act. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met five times during the year ended December 31, 2024, including telephonic and videoconference meetings.
Our compensation committee’s responsibilities include:
•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•overseeing the development, implementation and effectiveness of our policies and strategies relating to its human capital management function;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure; and
•preparing the compensation committee report.

The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the compensation committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants, and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee may, in its sole discretion, retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
The compensation committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), as its compensation consultant for the 2024 fiscal year. Aon has acted as compensation consultant since 2018, the time of our initial public offering. Our compensation committee considered the relationship that Aon has with us, the members of our board of directors and our executive officers. Based on the committee’s evaluation, the compensation committee has determined that no conflicts of interest exist between the company and Aon.
Aon assisted the committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2024. In evaluating the total compensation of our executive officers, the compensation committee, with the assistance of Aon, established a peer group of 16 publicly traded companies in the biopharmaceutical industry that comprised companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours. Our peer groups are discussed in greater detail in our Compensation Discussion & Analysis.
Aon also supplemented the peer group information with published survey data, which provided a broader market representation of companies and deeper position reporting.
Historically, our compensation committee reviews and approves, as appropriate, all compensation components including base salary, bonus, benefits, equity incentives and, if any, perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation on the compensation of our Chief Executive Officer to our board of directors. In addition, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The compensation committee also makes recommendations to our board of directors regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees, consisting of independent directors, as it deems appropriate. Pursuant to our 2018 Stock Incentive Plan, or our 2018 Plan, the compensation committee has delegated to our Chief Executive Officer the authority to approve grants of stock options and restricted stock units to new hire employees up to the level of Vice President, subject to certain limitations for each level of employment and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are currently Edward Kennedy, Jr., Sunil Agarwal, M.D., and Briggs Morrison, M.D. Mr. Kennedy is the chair of our nominating and corporate governance committee. The nominating and corporate governance committee met four times during the year ended December 31, 2024, including telephonic and videoconference meetings.
Our nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
•reviewing and making recommendations to our board with respect to our board leadership structure;

•reviewing and making recommendations to our board with respect to management succession planning;
•developing and recommending to our board of directors corporate governance principles;
•reviewing and reporting to our board concerning our corporate responsibility and sustainability efforts, including the impact of environmental and social issues on us; and
•overseeing an annual evaluation of our board of directors.
Science and Technology Committee
The members of our science and technology committee are currently Sunil Agarwal, M.D., Briggs Morrison, M.D. and Laurie Smaldone Alsup, M.D. Dr. Agarwal is the chair of our science and technology committee. The science and technology committee met two times during the year ended December 31, 2024, including telephonic and videoconference meetings.

Our science and technology committee’s responsibilities include:
•reviewing, evaluating, and advising our board of directors and management regarding the long-term strategic goals and objectives and the quality and direction of our research and development programs;
•monitoring and evaluating trends in research and development, and recommending to our board of directors and management emerging technologies for building the company's technological strength;
•reviewing external research and development disclosures and publications, as appropriate;
•reviewing clinical development plans, target product profiles and clinical protocol synopses for key studies, as appropriate;
•advising our board of directors and management on the scientific aspects of business development transactions;
•regularly reviewing our research and development pipeline;
•assisting our board of directors with its oversight responsibility for enterprise risk management in areas affecting our research and development; and
•reviewing our overall intellectual property strategies.
Compensation Committee Interlocks and Insider Participation
During 2024, in the period for which such person was a director, the members of our compensation committee were Everett Cunningham, Wendy Dixon, Ph.D., Laurie Smaldone Alsup, M.D. and John Young. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is currently an officer or employee of our company.
Board and Committee Meetings Attendance
The full board of directors met five times during 2024. During 2024, each current member of the board of directors attended in person or participated telephonically or virtually in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting of stockholders, we encourage all of our directors to attend. All of our then-serving directors attended our 2024 annual meeting of stockholders.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at http://www.arvinas.com. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees and other covered persons. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:
•our board’s principal responsibility is to oversee the management of our company;
•except as required by Nasdaq rules, a majority of the members of our board must be independent directors;
•the independent directors meet in executive session at least twice a year;
•directors have full and free access to management and, as necessary, independent advisors; and
•our nominating and corporate governance committee will oversee annual self-evaluations of the board to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at http://www.arvinas.com. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.
Board Leadership Structure and Board’s Role in Risk Oversight
Dr. Houston currently serves as Chairperson, Chief Executive Officer and President, and has served in this combined role since our 2023 annual meeting of stockholders. In light of this combination of roles, to continue good governance practice and in line with our corporate governance guidelines, our board of directors appointed Briggs Morrison, M.D. as lead independent director. As lead independent director, Dr. Morrison’s duties include:
•acting as chairperson in executive sessions;
•meeting with any director not adequately performing duties;
•facilitating communications between our directors and the combined Chairperson and Chief Executive Officer, as appropriate;
•monitoring stockholder communications with the assistance of our legal department;
•working with the Chairperson to prepare the agenda for meetings of our board of directors and determining whether special meetings are required; and
•otherwise consulting with the Chairperson and Chief Executive Officer on corporate governance and director performance matters.

Our board of directors continues to believe that this board leadership structure remains appropriate at this time given the following:
•Dr. Houston and Dr. Morrison have an excellent professional working relationship as demonstrated by their many years of working collaboratively; and
•Combining the roles of Chairperson and Chief Executive Officer fosters clear accountability, effective decision-making and alignment of corporate strategy, and facilitates information flow between management and our board of directors.

Our nominating and corporate governance committee and our board of directors evaluate our board leadership structure from time to time and may recommend further alterations of this structure.

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our 2024 Annual Report. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks. Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our board of directors and its committees oversee the risk management activities of management. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including cybersecurity and financial risks, the steps that management has taken to monitor and control such exposure, and oversees the company’s efforts to remediate any control deficiencies. Oversight by the audit committee includes direct communication with our independent registered public accounting firm. Our compensation committee oversees risk management activities relating to our compensation policies and practices and assessing whether any of our compensation policies or programs has the potential to encourage excessive risk taking. Oversight by the compensation committee includes direct communication with our independent compensation consultants. Our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. Our science and technology committee oversees risk management activities related to our research and development activities. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on major risk exposures, the potential impact of such risks, risk management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Director Education
The Board also receives periodic briefings and education on core concepts and trends that impact our businesses and society. During 2024, the board of directors was briefed regarding topics such as cybersecurity, intellectual property and generic entry into the market, and stock volatility.

Corporate Social Responsibility
We believe that we have a responsibility to foster an equitable and inclusive workplace environment and to have a positive impact on our employees and the communities in which we work and live. We believe our success largely depends on our ability to attract, motivate, engage, and retain highly skilled employees. We believe an equitable, inclusive and empowering culture encourages leadership growth and development and fosters robust relationships among employees and management, which, combined with providing competitive compensation and benefits, may create a workplace that results in more creative thinking, more rapid discovery and better decision making.

Growth and Development
We recognize that identifying, attracting, incentivizing, integrating, retaining and promoting talented employees is vital to our success. We aim to create an equitable, inclusive and empowering environment in which our employees can grow and advance their careers, with the overall goal of developing and retaining our workforce to support our current pipeline and future business goals, including becoming a commercial company with a robust pipeline. Our efforts to develop and retain a talented, passionate and inclusive workforce with different experiences, perspectives, and backgrounds include providing competitive compensation, including equity incentive compensation, and comprehensive benefits that provide resources to help employees and covered dependents manage their health, finances and life outside of work. Our aspiration and efforts to represent the communities we serve into our efforts also extend to the leadership of the company, including our board of directors and senior leaders.
Training and educating our employees is key to our organizational success. We endeavor to provide in person and virtual trainings, as well as experiential learning through cross-functional exposure via presentations or shadowing opportunities. In addition, we value our employees’ opinions and thoughts and provide virtual and onsite forums where our employees can provide feedback on corporate initiatives, recognize each other’s contributions and accomplishments, and provide other suggestions for improving our evolving workplace. We prioritize employee feedback and conduct an employee survey to measure employee engagement and to inform future talent initiatives. Similarly, we have introduced technology that enables employees to provide anonymous real-time feedback.
With the goal of ensuring every employee is included, supported, and treated equitably, our employees have formed various employee resource groups which help to support and guide us as an inclusive and culturally intelligent workplace. These groups are comprised of a mix of employees from various functions and positions and have worked to identify areas for growth and education in order for the company to develop processes, systems and actions that will enable us to continue to build an inclusive and welcoming workplace.

Compensation and Benefits
We offer a comprehensive compensation and benefits package, which includes a competitive salary, medical, dental, and vision insurance, medical and dependent flexible spending accounts, life and disability insurance, and a 401(k) matching program. In addition, employees typically receive equity in the company upon the start of their employment and on an annual basis, and also have the opportunity to participate in our employee stock purchase plan. To ensure that our employees are paid competitively and at a rate consistent with an employee’s position, knowledge and skills, we perform a formal compensation benchmark analysis of our employees’ base salary, annual cash incentive potential, and long-term incentive awards twice per year and link annual cash incentives to overall company performance.
We also have a tuition reimbursement program, fitness reimbursement program, and various programs that focus on our employee’s engagement and well-being, including access to our employee assistance program.

Our Community
We believe in the importance of our employees engaging in our community. In 2024, we hosted our third annual IMPACT day, a company-wide community service day benefiting organizations in the Greater New Haven area and beyond. Giving back to the communities in which we work and live is an integral part of our corporate values and over half of our employees participated in person or virtually. The activities selected support important priorities for Arvinas, including science, technology, engineering, and math (STEM) initiatives, and the Greater New Haven and patient communities.
Communication with Our Directors
Any interested party with concerns about our company may report such concerns to the board of directors or the chair of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:
c/o Arvinas, Inc.
5 Science Park
395 Winchester Ave.
New Haven, CT 06511
United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairperson of the board (if one is appointed and is an independent director), the lead independent director (if one is appointed) or otherwise the chairperson of the nominating and corporate governance committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers named in the “2024 Summary Compensation Table” under “Executive and Director Compensation,” who we refer to as our “named executive officers,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A to the Exchange Act.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of key strategic and business goals. The programs are designed to align the interests of our executives with those of our stockholders and consist of a combination of base salary, annual cash bonus, long-term equity incentive compensation and other employee benefits generally available to our employees.
The “Executive and Director Compensation” section of this proxy statement beginning on page 25, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the year ended December 31, 2024.
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our key strategic and business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is non-binding. The outcome of this advisory vote does not overrule any decision by the company or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the named executive officers. Consistent with the preference expressed by our stockholders at our 2021 annual meeting of stockholders, our board of directors has adopted a policy of providing annual advisory votes to approve the compensation of our named executive officers. The next advisory vote to approve the compensation of our named executive officers will occur at our 2026 annual meeting of stockholders.
The board of directors recommends voting “FOR” Proposal No. 2 to approve our executive compensation.

Any properly submitted proxy will be voted in favor of the approval of our executive compensation unless a contrary specification is made in the proxy.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions for our executive officers named in the “2024 Summary Compensation Table” below, referred to herein as our “named executive officers,” and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative.
Executive Summary
Overview
Historically, our executive compensation program has reflected our growth and corporate goals. To date, the compensation of our named executive officers has consisted of a combination of base salary, annual cash bonus, long-term equity incentive compensation, and other employee benefits generally available to our employees. Our named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment pursuant to their employment agreements as described below.
Our named executive officers for the year ended December 31, 2024 are as follows:
•John Houston, Ph.D., President, Chief Executive Officer and principal executive officer;
•Andrew Saik, Chief Financial Officer, Treasurer and principal financial officer;
•Randy Teel, Ph.D., former interim Chief Financial Officer, Treasurer and principal financial officer, and our current Chief Business Officer;
•Sean Cassidy, former Chief Financial Officer, Treasurer and principal financial officer;
•Noah Berkowitz, M.D., Ph.D., Chief Medical Officer;
•Angela Cacace, Ph.D., Chief Scientific Officer; and
•Ian Taylor, Ph.D., President of Research and Development, or R&D.

Our Company

We are a clinical-stage biotechnology company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases. Through our PROTAC (PROteolysis Targeting Chimera) protein degrader platform, we are pioneering the development of protein degradation therapies designed to harness the body’s natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. We are currently progressing multiple investigational drugs through clinical development programs, including vepdegestrant, targeting the estrogen receptor, or ER, for the treatment of locally advanced or metastatic ER-positive, human epidermal growth factor receptor 2-negative breast cancer; ARV-393, targeting the B-cell lymphoma 6, or BCL6, protein for the treatment of relapsed/refractory non-Hodgkin Lymphoma, or NHL; and ARV-102, targeting the leucine-rich repeat kinase 2, or LRRK2, protein for the treatment of neurodegenerative disorders.

Management Changes During 2024

During the year ended December 31, 2024, we had several notable management changes.

Principal Financial Officer Changes

Effective February 29, 2024, Sean Cassidy stepped down as our Chief Financial Officer, Treasurer and principal financial officer to pursue another professional opportunity. Mr. Cassidy was not granted any equity awards during 2024, and he forfeited any previously granted unvested and unexercised equity awards.

In light of Mr. Cassidy’s departure, effective February 29, 2024, the board of directors appointed Randy Teel, Ph.D., our then-current Senior Vice President, Corporate and Business Development, to serve as our interim Chief Financial Officer, Treasurer and principal financial officer, while we undertook a search to identify our next permanent Chief Financial Officer,

Treasurer and principal financial officer. Dr. Teel did not receive any additional compensation for assuming these interim roles, and no changes were made to his employment agreement in connection with this appointment. However, during this interim period, effective April 21, 2024, Dr. Teel was appointed as our Chief Business Officer. In connection with this new role, Dr. Teel’s base salary and bonus as a percentage of base salary were increased, and on May 21, 2024, following approval by the compensation committee, Dr. Teel was granted additional equity awards in the form of an option to purchase shares of our common stock, or an Option, and restricted stock units, or RSUs. However, Dr. Teel has not been considered an executive officer in his role as our Chief Business Officer.

Effective June 24, 2024, the board of directors appointed Andrew Saik as our permanent Chief Financial Officer, Treasurer and principal financial officer. In connection with the commencement of his employment, in addition to the base salary, bonus as a percentage of base salary and any termination payments Mr. Saik may be entitled to in the future that are outlined in the employment agreement entered into with Mr. Saik as discussed in “Employment Agreements with our Executive Officers” on June 24, 2024, upon approval by the board of directors, Mr. Saik was granted an Option and RSUs as an inducement material to entering into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4).

Other Management Changes

Effective March 18, 2024, the board of directors appointed Noah Berkowitz, M.D., Ph.D., as our Chief Medical Officer. In connection with the commencement of his employment, in addition to the base salary, bonus as a percentage of base salary and any termination payments Dr. Berkowitz may be entitled to in the future that are outlined in the employment agreement entered into with Dr. Berkowitz, on March 18, 2024, upon approval by the board of directors, Dr. Berkowitz was granted an Option and RSUs as an inducement material to entering into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4). These inducement grants granted to Dr. Berkowitz were also intended to capture any value that Dr. Berkowitz may have left at his prior employer.

Effective June 17, 2024, the board of directors appointed Ian Taylor, Ph.D., as our President of R&D, a role previously held by Dr. Houston. Prior to this, Dr. Taylor served as our Chief Scientific Officer. In connection with this new role, though Dr. Taylor remained an executive officer, his base salary was adjusted downward.

Also effective June 17, 2024, the board of directors appointed Angela Cacace, Ph.D., our then Senior Vice President, Neuroscience and Platform Biology, as our Chief Scientific Officer, a role previously held by Dr. Taylor. In connection with this new role, Dr. Cacace’s base salary and bonus as a percentage of base salary were increased and, on June 17, 2024, following approval by the board of directors, Dr. Cacace was granted additional equity awards in the form of an Option and RSUs.
Key Compensation Decisions and Action Regarding 2024 Executive Compensation
Our board of directors and compensation committee made several key compensation decisions regarding the 2024 compensation of our executives taking into account our compensation philosophy and objectives, the needs and performance of our company, individual performance, and other factors such as market data and industry best practices.
•Base Salary Adjustments. In February 2024, the board of directors, upon recommendation by the compensation committee, reviewed and approved the base salary of our Chief Executive Officer and the compensation committee reviewed and approved the base salaries of our other then-named executive officers employed by us at the time. The compensation committee then reviewed and approved base salaries for newly hired or promoted named executive officers as appropriate throughout the year. Our Chief Executive Officer and each of our other then-named executive officers received annual merit-based salary adjustments of 4% in February 2024, retroactive to January 1, reflecting their performance and contributions and to maintain reasonable positioning relative to our peer companies. Dr. Teel received an increase of 7.2% to his base salary in light of his new role as Chief Business Officer on and effective as of April 21, 2024. Dr. Cacace received an increase of 12.3% to her base salary on June 17, 2024 in connection with her appointment as Chief Scientific Officer. Dr. Cacace’s base salary adjustment was retroactive to May 17, 2024 in light of her contributions to the Company prior to her appointment as Chief Scientific Officer. Dr. Taylor’s base salary was also decreased 48.5% as a result of his new position as President of R&D.
•Annual Cash Bonus. In March 2024, the board of directors, upon recommendation by the compensation committee, approved corporate goals, consisting of four main corporate goals focused on two product candidates in clinical-stage development, preclinical pipeline and platform, and strategic and business development, each with certain subgoals and with its own weighting to reflect its importance to our business. In January 2025, the board of directors reviewed our achievements against our 2024 corporate goals and approved achievement of 107.5% of our 2024 corporate goals. However, as part of our overall commitment to our employees, we funded a special bonus pool of 3.5% from the overall bonus pool of 107.5%. As such, the bonuses awarded to all employees, including our named executive officers, for 2024 were based on a corporate goal achievement level of 104.0%, and a portion of our employee population that contributed significantly to the company in 2024 received additional bonus amount. The annual cash bonuses paid to our named executive officers in early 2025 for 2024 performance were based solely on the achievement of these corporate performance goals and each named executive officer’s target bonus amount, which, other than as noted in light of promotions, remained unchanged year over year.
•Long-Term Incentives. In February 2024, the board of directors, upon recommendation by the compensation committee, approved annual grants of Options and RSUs under the 2018 Plan to our Chief Executive Officer, and the compensation committee approved grants of Options and RSUs under the 2018 Plan to our other then-named executive officers, other than Mr. Cassidy. Dr. Teel and Dr. Cacace were granted additional awards of Options and RSUs under the 2018 Plan in May 2024 and June 2024, respectively, in connection with their new roles as Chief Business Officer and Chief Scientific Officer, respectively, which we refer to as promotional awards. Dr. Berkowitz and Mr. Saik were each granted an Option and RSUs as an inducement material to agreeing to enter into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4).
Compensation Design
Compensation Philosophy and Objectives
The goal of our executive compensation policies and programs is to pay for performance. Within this overarching principle, there are a number of key objectives that our policies and programs are designed to achieve:
•Attract and retain individuals with superior ability, technical, and managerial experience;
•Align the executives’ interests with those of our stockholders through long-term incentives linked to specific performance; and
•Provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the company.
Alignment with Company Strategy
Our executive compensation policies and programs reinforce our pay-for-performance philosophy. While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, a substantial portion of our named executive officers’ compensation is linked to achieving scientific, business, organizational and operational goals.
We provide a significant portion of our executive compensation in the form of long-term incentives (Options and RSUs) that vest over time. These equity awards are a key aspect of our pay-for-performance philosophy and serve to align the interests of our named executive officers with our stockholders, as they are tied to future increases in the value of our stock. Further, we believe that equity awards with a time-based vesting feature promote retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. The annual cash bonuses paid to our named executive officers are based entirely on corporate performance goals established by the board of directors. Our executives make strategic decisions that influence the company, and we believe it is appropriate to reward performance against corporate performance goals in that case, in line with our pay-for-performance philosophy.

The total target compensation (base salary, target annual cash bonuses and equity incentive awards) for our Chief Executive Officer and our other named executive officers in 2024 was primarily performance-based, as shown in the charts below. The Other Named Executive Officer Target Pay Mix chart includes Dr. Berkowitz, Dr. Cacace and Mr. Saik. Mr. Cassidy and Dr. Teel have been omitted from this chart as they are not currently executive officers, and Dr. Teel has been omitted from this chart given the decrease to his base salary after his change in role discussed above.

The compensation committee uses a comparative framework to assess the named executive officers’ total compensation mix, but does not have a pre-established policy for allocating total compensation. Rather, based on blended peer group and broader market data, market competitiveness, expected future contribution, experience, impact and individual performance, and internal parity relative to similar positions within the company, the compensation committee subjectively determines the appropriate level and mix of total compensation, keeping in mind our pay-for-performance compensation philosophy. We believe that this approach results in compensation that:
•is at an appropriate level to attract and retain individuals with superior ability, technical, and managerial experience;
•provides the appropriate incentives to our executives to make significant contributions to the long-term success of the company, while avoiding incentives for inappropriate risk-taking; and
•is fair and competitive without being excessive.
Realizable Pay

A core component of our compensation philosophy is to incentivize our executive officers by creating a strong link between their performance and compensation. As a result of this pay for performance philosophy, we put much of our executives’ pay “at-risk.” Over the past several years, we have granted a mix of time-based RSUs and Options, to retain and motivate our executives to deliver long-term performance. Given that a significant portion of the compensation packages are linked to achieving scientific, business, organizational and operational goals and as a result, vary depending on our performance and increase in stock price. Frequently, the grant date value of our equity compensation (as reported annually in the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the CEO because it is based on the based on the grant date fair value as determined under applicable accounting guidance. Realizable pay reflects the actual value of compensation received or to be received by our CEO, and as such fluctuates with changes in our share price. For this reason, contrasting pay amounts from the Summary Compensation Table with realizable pay provides a meaningful demonstration of the pay for performance alignment of our executive compensation program.

The following chart demonstrates the difference between the reported pay for Dr. Houston, as disclosed in the Summary Compensation Table, and the realizable pay values of those awards as of the end of each fiscal year. Because the change in share price is a key component of the equity value, the realizable value represented substantially less than the grant date fair value, demonstrating the direct link between performance and pay outcomes.

Realizable pay for the past three years is generally aligned with our stock price performance over the same period.

CEO Summary Compensation Table vs. Realizable Pay
(millions)
$15.0
$10.0
$5.0
$—
$9.5
$1.1
$7.6
$2.3
$12.7
$3.5
2022
2023
2024
Summary Compensation Table
Realizable Pay

Compensation Governance
The compensation committee is responsible for oversight of the company’s compensation program and practices. The compensation committee maintains a pay program defined by corporate governance best practices and a commitment to stockholder interests. The board of directors have committed to numerous practices and safeguards to ensure the compensation program remains aligned with those interests. These corporate governance practices include the following:

	What We Do		What We Don’t Do
✓	Pay-for-performance philosophy and culture	✗	No excise tax gross ups
✓	An appropriate mix of short and long-term incentives for our executives	✗	No excessive perquisites or other benefits for NEOs
✓	Responsible use of long-term equity program to motivate and align executives’ interests with stockholders	✗	No repricing of stock option awards without stockholder approval
✓	Perform an annual risk assessment of our compensation program and practices	✗	No discounted stock option awards
✓	Maintain a peer group of companies to evaluate compensation decisions and update peer information periodically	✗	No hedging or pledging of company stock
✓	Conduct Say-on-Pay vote annually	✗	No “single trigger” payouts in a change in control situation
✓	Engage an independent compensation consultant to advise on executive compensation matters
✓	Have an independent compensation committee
✓	Maintain a robust compensation recovery policy to recover erroneous paid incentive compensation and ensure accountability

Elements of Executive Compensation
The primary elements of our executive compensation in program in 2024 were:

Element	Purpose	Key Features and Timing
Base Salary (fixed cash)	Provide competitive, fixed compensation to attract and retain top executive talent
• Cash-based
• Initial base salaries are set at the time of hire, and adjustments to base salaries are considered in conjunction with changes in job responsibilities or annually as part of our merit increase process

Annual Cash Bonus (“at-risk” cash)	Performance-contingent compensation to motivate and reward individual for attaining rigorous corporate performance goals that relate to our key business objectives	• Cash-based • Based on corporate and individual performance • Generally measured and paid out on an annual basis, typically annually following the close of the previous fiscal year

Long-term Incentives (“at-risk” equity)	Variable incentive compensation to promote performance, support retention, and create stockholder alignment
• Equity-based
• Granted in time-based Options and RSUs
• Based on blended peer group and broader market data, market competitiveness, expected future contribution, experience, impact and individual performance, and internal parity relative to similar positions within the company
• Generally granted at the time of hire, annually following the close of the previous fiscal year and at the time of promotion

2024 Compensation Decisions and Outcomes
Role of our Compensation Committee and Executive Officers

Our compensation committee, composed entirely of independent directors, is responsible for overseeing our compensation philosophy and operates under a written charter. Among other things, the role of our compensation committee is to seek to ensure that compensation decisions represent sound fiscal policy and enable us to attract and motivate qualified personnel, review and approve, or make recommendations to our board of directors with respect to, the compensation of our Chief Executive Officer and our other executive officers and recommend to the board of directors the compensation of the non-employee directors.
In making its executive compensation determinations, our compensation committee and, if applicable, the full board of directors, considers recommendations from our Chief Executive Officer for our named executive officers (other than himself). In making his recommendations, our Chief Executive Officer has access to various third-party compensation surveys and compensation data provided by our compensation committee’s compensation consultant, as described below. While our Chief Executive Officer discusses his recommendations for the other named executive officers with our compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by our compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No named executive officer is present during voting or deliberations on his own compensation.

The compensation committee does not have any formal policies for allocating compensation among salary, annual cash incentive awards and long-term incentive equity grants, short- and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee exercises judgment to establish a total compensation program for each named executive officer that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that the compensation committee believes is appropriate to achieve the goals of our executive compensation program and our corporate goals and objectives. In setting the elements of compensation, the compensation committee considers prior compensation paid and amounts realizable from prior stock-based awards, as well as other benefits provided by the company.

Say-on-Pay Advisory Vote and Stockholder Engagement

Each year, pursuant to Section 14(a) of the Exchange Act, we submit to our stockholders a proposal to vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers disclosed in our proxy statement. We first held this vote at the 2021 annual meeting of stockholders and based on stockholder preference, we hold such a vote every year.

In setting executive compensation, the compensation committee and the board of directors also consider the results of this “say-on-pay” vote. At the 2024 annual meeting of stockholders, this proposal received over 93% of the votes cast by stockholders, excluding broker non-votes and abstentions. While the say-on-pay vote is an advisory, non-binding, vote, our board of directors and compensation committee strongly value the opinions of our stockholders as expressed by the results of the say-on-pay vote and believe that stockholder approval of our named executive officer compensation demonstrates an alignment with our stockholders’ interests. Our board and compensation committee will continue to consider the results of the annual say-on pay-vote when making future decisions regarding executive compensation. Consistent with the recommendation of our board and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes, our stockholders will have an opportunity annually to cast an advisory vote in connection with compensation for our named executive officers.

We welcome and value input from our stockholders regarding executive compensations plans and programs, as well as other matters related to us, our operations and corporate governance. Since our initial public offering, management and our board of directors have maintained open lines of communication with significant stockholders and potential investors. Management interacts with stockholders through investor conferences, quarterly earnings calls, and meetings with potential investors. Any relevant feedback received by management as a result of these stockholder or investor conversations is reported to our board of directors and compensation committee and taken into consideration with respect to ongoing oversight and decision-making activities. In the future, we plan to explore initiation of a more formal engagement process to obtain regular feedback from our stockholders on executive compensation, corporate governance and other matters important to stockholders.
Our compensation committee and board of directors will continue to consider the results of the annual say-on-pay vote and stockholder input when making future decisions regarding executive compensation and continue to monitor our executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed in future votes. Consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes, our stockholders will have an opportunity annually to cast an advisory vote in connection with compensation for our named executive officers. Our next non-binding advisory vote on the frequency of “say-on-pay” votes is expected to occur at our 2027 annual meeting of stockholders.
Role of our Compensation Consultant
As a part of reviewing, recommending and determining (as applicable) compensation for our named executive officers, the compensation committee has engaged Aon’s Human Capital Solutions Practice, a division of Aon plc, or Aon, as an independent compensation consultant. Aon provides analysis and recommendations to the compensation committee regarding:
•trends and emerging topics with respect to executive compensation;
•peer group selection for executive compensation benchmarking;
•compensation practices of our peer group in the broader biotechnology industry;
•compensation programs for executives, non-employee directors and all of our employees; and
•stock utilization and related metrics.

When requested, Aon consultants attend meetings of the compensation committee, including executive sessions in which executive compensation issues are discussed. Aon is engaged by the compensation committee and meets with management for purposes of gathering information for its analyses and recommendations.
In determining to engage Aon, the compensation committee reviewed the independence of Aon taking into consideration relevant factors, including the absence of other services provided to the company by Aon, the amount of fees the company paid to Aon as a percentage of Aon’s total revenue, the policies and procedures of Aon that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Aon with an executive officer of the company, any business or personal relationship the individual compensation advisors employed by Aon have with any member of the compensation committee, and any stock of the company owned by Aon or the individual compensation advisors employed by Aon. The compensation committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Aon and the individual compensation advisors employed by Aon as compensation consultants to the compensation committee has not created any conflicts of interest, and that Aon is independent pursuant to the independence standards set forth in The Nasdaq Global Select Market listing standards promulgated pursuant to Section 10C of the Exchange Act.
Executive Compensation Process
The compensation committee compares our executive compensation against a peer group to determine market trends and competitiveness. On an annual basis, the compensation committee reviews the companies in our peer group, as well as Aon’s recommendations regarding which companies should be included in the peer group. The compensation committee may also adjust the peer group to ensure it properly reflects the market in which we compete for executive talent.
For purposes of compensation for 2024, the compensation committee retained Aon to evaluate our executive compensation program and recommend a course of action for 2024. In determining the 2024 base salaries, annual cash bonuses and long-term incentives for our named executive officers, our compensation committee relied on the following peer group, or the 2024 Peer Group, which was approved by our compensation committee in September 2023:

Alector, Inc.	Denali Pharmaceuticals, Inc.	Revolution Medicines, Inc.
Arcus Biosciences, Inc.	Fate Therapeutics, Inc.	SpringWorks Therapeutics, Inc.
Arrowhead Pharmaceuticals, Inc.	Intellia Therapeutics, Inc.	Xencor, Inc.
Cerevel Therapeutics, Inc.	Mirati Therapeutics, Inc.	Zentalis Pharmaceuticals (*)
Crinetics Pharmaceuticals (*)	REGENXBIO, Inc.
Deciphera Pharmaceuticals (*)	Relay Therapeutics, Inc.
(*) New to the 2024 Peer Group
Aon focused on developing a peer group that:
•comprised companies operating in the biopharmaceutical industries;
•captured comparable companies in terms of market capitalization, revenue, employee size and stage of development; and
•allowed for sufficient room for the company to grow.

The 2024 Peer Group represents a group of pre-commercial, later stage (companies in Phase 3 development and companies in the stages of submitting new-drug applications), oncology or neurology-focused biopharmaceutical/biotechnology companies, with a median market capitalization of $1,631.8 million and a median of 314 employees at the time of review. Intra-Cellular Therapies, Inc., Karuna Therapeutics, Inc., Legend Biotech, Inc. and Reata Pharmaceuticals, Inc. were each removed from our peer group as their market capitalization and/or stage of development, as applicable, fell outside our targeted range, or due to acquisition, as applicable, and several new companies were added, as indicated in the table above, as they met all the required criteria outlined above. The peer group is used to support compensation decisions and is used for relative performance comparisons in the context of our incentive plans.
Based on the 2024 Peer Group, Aon prepared an assessment that included pay levels and compensation practices from public SEC filings. Aon supplemented the 2024 Peer Group proxy information with data from the Radford Global Compensation Survey, comprising 39 companies with a median headcount of 122 and a median market capitalization of $1.03 billion, which provides a broader market representation of companies and deeper position reporting. To arrive at competitive market compensation, market data collected from the 2024 Peer Group and the Radford Global Compensation Survey was blended equally to form a composite assessment.
The peer group is used to support compensation decisions and is used for relative performance comparisons in the context of our incentive plans. In analyzing and setting our executive compensation program for 2024, the board of directors and the compensation committee, as applicable, compared certain aspects of our named executive officers’ compensation to the compensation levels included in this composite assessment. Based on the results of the assessment, the board of directors and the compensation committee, as applicable, determined that compensation levels for our named executive officers in 2024 generally reflected market competitive ranges.
Base Salaries
The base salary for our Chief Executive Officer is determined annually by the board of directors, upon recommendation by the compensation committee. Base salaries for our named executive officers other than our Chief Executive Officer are recommended by our Chief Executive Officer to the compensation committee for approval. Each such determination is based on the scope of each officer’s responsibilities along with his respective experience and contributions to the company during the prior year. When reviewing base salaries, the board of directors and compensation committee, as applicable, takes factors into account such as blended peer group and broader market data, market competitiveness, expected future contribution, experience, impact and individual performance, and internal parity relative to similar positions within the company, but does not assign any specific weighting to any factor.
The following table presents the base salaries for each of our named executive officers for the years 2023 and 2024, as approved by the board of directors and compensation committee, as applicable. Except as otherwise noted, the 2024 base salaries became effective on January 1, 2024.

Named Executive Officer	2023 Annualized Salary ($)	2024 Merit Increase and Market Adjustment % of Base Salary	2024 Promotions and Title Changes % of Base Salary	Adjustment Amount ($)	2024 Annualized Salary ($)	Nature of Increase
John Houston, Ph.D.	657,697	4.0	—	26,308	684,005	Merit increase
Andrew Saik (1)	—	—	—	—	525,000	—
Randy Teel, Ph.D. (2)	435,090	4.0	7.2	49,910	485,000	Merit increase; appointment to new role
Sean Cassidy (3)	460,617	4.0	—	18,425	479,042	Merit increase
Noah Berkowitz, M.D., Ph.D. (4)	—	—	—	—	535,000	—
Angela Cacace, Ph.D. (5)	395,987	9.1	12.3	89,013	485,000	Merit increase and market adjustment; appointment to new role, increased responsibilities
Ian Taylor, Ph.D. (6)	466,856	4.0	(48.5)	(216,856)	250,000	Merit increase and market adjustment; appointment to new role

(1)     Mr. Saik was appointed as our Chief Financial Officer, Treasurer and principal financial officer effective June 24, 2024.
(2)    Dr. Teel had a 2024 annualized base salary of $452,494 until he was appointed as our Chief Business Officer effective April 21, 2024, at which time his base salary was increased by approximately 7.2% to $485,000. Dr. Teel served as interim Chief Financial Officer, Treasurer and principal financial officer, from February 29, 2024 to June 24, 2024 and his annualized base salary did not change as a result of this interim role.
(3)    Mr. Cassidy served as our Chief Financial Officer, Treasurer and principal financial officer until February 29, 2024.
(4)     Dr. Berkowitz was appointed as our Chief Medical Officer effective March 18, 2024.
(5)     Dr. Cacace was appointed as our Chief Scientific Officer effective June 17, 2024. Dr. Cacace had a 2024 annualized base salary of $431,826 until she was named as our Chief Scientific Officer effective June 17, 2024 at which time her base salary was increased by approximately 12.3% to $485,000, due to her change in role and significant increase in duties and responsibilities, and such salary was retroactive to May 17, 2024.
(6)    Dr. Taylor served as our Chief Scientific Officer until June 17, 2024, at which time he was appointed as our President of R&D. Dr. Taylor had a 2024 annualized base salary of $466,856 until he was named President of R&D, effective June 17, 2024 at which time his base salary was decreased by approximately 48.5% to $250,000.

Annual Cash Bonuses
Our annual cash incentive program promotes and rewards our executive officers for the achievement of key business and strategic goals. Under this program, cash incentive awards are determined by multiplying each executive officer’s annualized base salary by a target annual bonus percentage and a corporate performance achievement factor established by our board of directors and compensation committee based on our performance as measured against our pre-established corporate goals. For the year ended December 31, 2024, the target annual bonus, as a percentage of base salary was 60% for Dr. Houston and 45% for each of Dr. Berkowitz, Mr. Cassidy, Mr. Saik and Dr. Taylor. Dr. Berkowitz’s and Mr. Saik’s total bonus amount was prorated based on their respective date of hire. Dr. Teel had an individual bonus target of 40% of his base salary until he was appointed as our Chief Business Officer, effective April 21, 2024, at which time his individual bonus target was increased to 45% of his base salary, and his total 2024 bonus amount was prorated accordingly. Dr. Cacace had an individual bonus target of 40% of her base salary until she was appointed as our Chief Scientific Officer, effective June 17, 2024, at which time her individual bonus target was increased to 45% of her base salary. As such, her 2024 bonus amount has been prorated accordingly.

Our board of directors and compensation committee, as applicable, set these targets at the beginning of the year, upon hire, or upon promotion, as applicable, and determined that annual cash bonus opportunities were competitive with the market based primarily on data provided by Aon.

During and following the last quarter of each year, our senior management team evaluates our company performance. Based on this evaluation, our Chief Executive Officer recommends to our compensation committee any cash awards for executives (other than himself) under our annual cash incentive program. Our compensation committee then carefully reviews overall corporate performance, as well as the Chief Executive Officer’s compensation. Our board of directors, upon the recommendation of our compensation committee, then further reviews our Chief Executive Officer’s compensation and evaluates our Chief Executive Officer’s contributions to our corporate performance. Our board of directors and compensation committee, as applicable, have the discretion to adjust the size of individual awards upward or downward based on company performance.
At the beginning of 2024, the compensation committee and the board of directors established the corporate goals listed in the table below for the calendar year 2024, each overall goal having a designated weighting and relating to key development, strategic and business goals for the company. Our Chief Executive Officer and certain other members of senior management report to the compensation committee and the board of directors on our overall performance against these goals on a regular basis throughout the year. In addition, our compensation committee met with our Chief Executive Officer and certain other members of senior management as part of its annual compensation review and discussed our corporate performance in 2024 and a proposed corporate goal achievement score based on the company’s actual performance as calculated against the previously-established corporate goals. The Chief Executive Officer then proposed recommendations for cash incentive awards for each of our executive officers other than the Chief Executive Officer. Our board of directors then further evaluated the cash incentive award for our Chief Executive Officer. Because our overall corporate goals allow for some amount of subjective and qualitative assessment, the compensation committee and the board of directors engaged in a number of discussions, including with certain members of senior management, as to the appropriate scoring of the company’s performance against the previously-established corporate goals.
The following table sets forth our 2024 corporate goals and the level of achievement against those goals as determined by the compensation committee and the board of directors.

2024 Goals	Allocation (%)	Actual Level of Achievement (%)	Calculated Weighting (Rounded %)
Advance Vepdegestrant	40
•Advance VERITAC-2, our Phase 3 clinical trial with vepdegestrant, toward potential initial new drug application submission	25	120	30.0
•Expand the vepdegestrant program in first line and second line	10	125	12.5
•Initiate potential U.S. commercial readiness preparation	5	125	6.3
Advance ARV-766	20
•Advance ARV-766, whether through out-licensing or generating data to enhance program value	20	125	25.0
Deliver on the Pipeline	25
•Goal related to ARV-393 (BCL6) Phase 1 clinical trial	5	0	0.0
•Goal related to ARV-102 (LRRK2) Single Ascending Dose, or SAD, portion of the Phase 1 clinical trial	5	175	8.8
•Advance KRAS G12D towards Investigational New Drug, or IND, Application	5	100	5.0
•Achieve clinical candidate nomination target	5	150	7.5
•Achieve lead optimization target	5	100	5.0
Achieve Corporate Objectives	15
•Extend cash runway through capital raise or equivalent cost savings	15	50	7.5
As part of its evaluation of our corporate performance, our compensation committee and our board of directors noted various performance outcomes, including the 2024 achievement outcomes noted below, which included certain upside considerations supporting actual level of achievement over 100%, during 2024.
Based on our overall performance during 2024 against these goals, our compensation committee and our board of directors determined that our overall corporate goals had been achieved at a level of 107.5%. However, as part of our overall commitment to our employees, we funded a special bonus pool of 3.5% from the overall bonus pool of 107.5%. As such, the bonuses awarded to all employees, including our named executive officers, for 2024 are based on a corporate goal achievement level of 104.0% and a portion of our employee population that contributed significantly to the company in 2024 received additional bonus amounts. For the avoidance of doubt, for purposes of calculating annual bonuses for our named executive officers, bonuses were based on achievement of corporate goals at a level of 104.0%.

2024 Achievement Outcomes:
•Advance Vepdegestrant
◦Enrollment at 100% of original target for the Phase 3 VERITAC-2 clinical trial was completed in the third quarter of 2024, with final enrollment complete in the fourth quarter of 2024.
◦Expanded vepdegestrant program, including completing enrollment of the study lead-in for the VERITAC-3 Phase 3 clinical trial of vepdegestrant in combination with palbociclib as a first-line treatment in patients with estrogen receptor, or ER+/HER2- locally advanced or metastatic breast cancer in the second quarter of 2024.
◦Exceeded goal related to initiation of potential U.S. commercial readiness preparation.

•Advance ARV-766
◦In April 2024, we entered into a transaction, or the Transaction, including both a license agreement, or the License Agreement and an asset purchase agreement, or the Asset Agreement, with Novartis Pharma AG, or Novartis. The Transaction closed in May 2024. Pursuant to the License Agreement, we granted to Novartis an exclusive worldwide license for the development, manufacture and commercialization of ARV-766. Pursuant to the Asset Agreement, the Company sold to Novartis all of its rights, title and interest in the Company’s PROTAC protein degrader targeting AR-V7.
•Deliver on the Pipeline
◦In the first quarter of 2024, we announced that the FDA cleared our IND for ARV-393 and in the second quarter of 2024 announced that we had initiated a first-in-human Phase 1 clinical trial in the second quarter of 2024. However, our goal had not yet been completed by year end.
◦We initiated the first-in-human SAD cohort of the Phase 1 clinical trial for ARV-102 in healthy volunteers in the first quarter of 2024, and we completed enrollment in the SAD portion of the Phase 1 clinical trial of ARV-102 in healthy volunteers at the Centre for Human Drug Research in Leiden, the Netherlands in the third quarter of 2024.
◦In the second quarter of 2024, we received health authority approval to initiate the multiple ascending dose, or MAD, portion of the ongoing Phase 1 clinical trial of ARV-102 in healthy volunteers, and we initiated the MAD portion of this clinical trial in the third quarter of 2024.
◦In the fourth quarter of 2024, we initiated dosing of the first patients with Parkinson’s disease in the SAD portion of the Phase 1 clinical trial of ARV-102.
◦We advanced IND-enabling activities for our KRAS G12D degrader.
◦We exceeded our clinical candidate nomination goal and achieved our lead optimization goal.
•Achieve Corporate Objectives
◦Under the terms of and as consideration for entering into the Transaction, Novartis paid to us one-time, upfront payment in the aggregate amount of $150.0 million. Under the License Agreement, we are also eligible to receive up to an additional $1.01 billion as contingent payments based on specified development, regulatory, and commercial milestones for ARV-766 being met, as well as tiered royalties based upon worldwide net sales of ARV-766, subject to reduction under certain circumstances as provided in the License Agreement.
◦In addition to the Transaction, we achieved additional cost savings through headcount changes, operational savings, and contract negotiations.

The following table presents the annual cash bonuses for each of our named executive officers for 2024, as approved by our board of directors and compensation committee, as applicable, which were based on the 104.0% achievement of our previously-established corporate goals, as described above.

Name	2024 Annualized Salary ($)	2024 Target Bonus (% of base salary)	2024 Target Bonus ($)	Ratio (%)	2024 Actual Bonus ($)
John Houston, Ph.D.	684,005	60	410,403	104.0	426,819
Andrew Saik	525,000	45	236,250	54.0	127,600	(1)
Randy Teel, Ph.D.	485,000	45	218,250	101.9	222,300	(2)
Sean Cassidy	479,042	45	215,569	—	—	(3)
Noah Berkowitz, M.D., Ph.D.	535,000	45	240,750	82.0	197,500	(4)
Angela Cacace, Ph.D.	485,000	45	218,250	99.7	217,600	(5)
Ian Taylor, Ph.D.	250,000	45	112,500	153.1	172,200	(6)
(1) Mr. Saik was appointed as Chief Financial Officer, Treasurer and principal financial officer effective June 24, 2024. His 2024 bonus amount has been prorated accordingly.
(2) Dr. Teel had a 2024 annualized base salary of $452,494 and an individual bonus target of 40% of his base salary until he was appointed as our Chief Business Officer effective April 21, 2024, at which time his base salary was was increased by 7.2% to $485,000 and his individual bonus target was increased to 45% of his base salary. Dr. Teel’s 2024 bonus amount has been prorated accordingly. Dr. Teel served as our interim Chief Financial Officer, Treasurer and principal financial officer, from February 29, 2024 to June 24, 2024 and his individual bonus target did not change in connection with this interim role.
(3) Mr. Cassidy served as our Chief Financial Officer, Treasurer and principal financial officer until February 29, 2024. Mr. Cassidy did not receive any annual bonus as he was not employed by the company on the payment date.
(4) Dr. Berkowitz was appointed as our Chief Medical Officer effective March 18, 2024. Dr. Berkowitz’s total bonus amount has been prorated accordingly.
(5) Dr. Cacace was appointed Chief Scientific Officer effective June 17, 2024. Dr. Cacace had a 2024 annualized base salary of $431,826 and an individual bonus target of 40% of her base salary until she was named as our Chief Scientific Officer effective June 17, 2024, at which time her base salary was increased by 12.3% to $485,000 and her individual bonus target was increased to 45% of her base salary, retroactive to May 17, 2024. Dr. Cacace’s 2024 bonus amount has been prorated accordingly.
(6) Dr. Taylor served as our Chief Scientific Officer until June 17, 2024 at which time he was appointed as our President of Research and Development. His bonus percentage did not change as a result of his appointment as our President of R&D, but his base salary was decreased from $466,856 to $250,000 to reflect his position and his bonus has been calculated accordingly.

Long-term Incentives
Our equity awards program is designed to:
•reward demonstrated leadership and performance;
•align our executive officers’ interests with those of our stockholders;
•retain our executive officers at least through the term of the awards;
•maintain competitive levels of executive compensation; and
•motivate our executive officers for outstanding future performance.
The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies that have greater resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.
Historically, our equity awards have generally taken the form of Options. In February 2023, our compensation committee determined that, in 2023, our annual equity incentive awards granted to our named executive officers would be in the form of Options and time-based RSUs, with two thirds of such award in the form of Options and one third in the form of time-based RSUs. In February 2024, our compensation committee determined that, in 2024, our annual equity incentive awards granted to our named executive officers would again be in the form of Options and time-based RSUs, with one-half of such award in the form of Options and one-half in the form of time-based RSUs. During 2024, the compensation committee also approved promotional grants to Dr. Cacace and Dr. Teel, in recognition of their promotions described above involving significant role changes and increased responsibilities, and to align with long term incentives to individuals with similar roles at peer companies. During 2024, the board of directors also approved equity grants as an inducement to entering into employment with us to each of Dr. Berkowitz and Mr. Saik.

We typically make equity award grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of executive compensation, in connection with a promotion, or as a special incentive.
All equity awards to our executive officers are approved by our compensation committee and, other than equity awards to new hires or promotions, are typically granted by our compensation committee in the first quarter of the year. The size of equity awards varies among our executive officers based on their positions and annual performance assessments. All Options granted to our executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from his or her Options unless our share price increases above the exercise price on the date of grant. Accordingly, this portion of our executive officers’ compensation is at risk and is directly aligned with stockholder value creation.
Equity grants to our executive officers have historically vested over four years, which we believe provides an incentive to our executives to add value over the long-term and to remain with our company. Prior to 2024, the Options we granted to our executives have a ten-year term and vest as to 25% of the shares on the first anniversary of their grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, and RSU awards we granted to our executives vest as to 25% of the shares on the first anniversary of their grant and then in equal annual installments thereafter until the fourth anniversary of such date.

As we compete in a very competitive talent market and our competitors are typically larger and better capitalized than us, in 2024, to assist with retention going forward and drive toward achievement of near-term strategic milestones, including the Phase 3 data readout of VERITAC-2, and potential commercialization, our compensation committee and board of directors approved a one-time special vesting schedule for the 2024 annual equity grants and promotional equity grants, described above, applicable to both Options and RSUs, of two years, with 50% vesting on each of the first and second anniversaries of either date of grant or effective date of promotion. The compensation committee and board of directors believed that this one-time change to the vesting schedule for 2024 annual and promotional equity grants was appropriate at this time given the company’s stage of development and based on the Company’s goals and potential milestones in the coming years. In 2025, the compensation committee and board of directors reverted to a four-year vesting schedule for annual equity grants, applicable to both Options and RSUs.
Vesting of equity granted to employees ceases upon termination of employment and exercise rights typically cease three months following termination of employment, except in the case of death or disability, for grants made under our 2018 Plan. Prior to the exercise of an Option, or settlement of an RSU, the Option or RSU holder, as applicable, does not have any rights as a stockholder with respect to the shares subject to such Option or RSU, as applicable, including voting rights or the right to receive dividends or dividend equivalents.

The compensation committee may approve different award types in the future as part of the overall compensation strategy. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity awards and vesting periods, depending on the compensation committee’s assessment of the total compensation package being offered.
In connection with the annual review of each executive officer’s individual performance and consistent with our compensation philosophy, based on a long-term incentive value in line with our 30-day stock price and Black Scholes percentage, in February 2024, our compensation committee approved annual equity incentive awards for our named executive officers. The number of Options awarded and RSUs to each named executive officer was based on the 30-day average stock price of our common stock on the Nasdaq Global Select Market as of January 5, 2024, which was of $37.89, and Black Scholes percentage of 67.6% of face value. The exercise price for each of these Options was $47.00, which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

The equity incentive awards granted to our named executive officers who were employed at the time of grant, as well as promotional and inducement awards, to named executive officers promoted or joining the company following the annual grants, are set forth in the table below. Sean Cassidy was not granted any equity in 2024 as he stepped down as our Chief

Financial Officer, Treasurer and principal financial officer to pursue another professional opportunity effective February 29, 2024.

Annual Grants

Named Executive Officer	Stock Options (#)	RSUs (#)
John Houston, Ph.D. (1)	184,200	124,450
Randy Teel, Ph.D. (1)	34,161	23,093
Angela Cacace, Ph.D. (1)	23,425	15,835
Ian Taylor, Ph.D. (1)	58,100	39,250
Promotional and Inducement Grants

Named Executive Officer	Stock Options (#)	RSUs (#)
Andrew Saik (2)	94,418	61,409
Randy Teel, Ph.D. (3)	19,675	13,300
Noah Berkowitz, M.D., Ph.D. (4)	93,879	63,452
Angela Cacace, Ph.D. (5)	24,632	15,995
(1) Reflects annual equity grants made in February 2024.
(2) Reflects grants made on June 24, 2024 as an inducement material to entering into employment with us and in accordance with Nasdaq Listing Rule 5635(c)(4), and not pursuant to our 2018 Plan. The inducement Options vest over four years with 25% of the shares underlying the awards vesting on June 24, 2025, and the remainder of the shares vesting in equal monthly installments. The inducement RSUs vest over four years in equal annual installments. The exercise price for these inducement Options granted was $24.97 which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.
(3) Reflects grants made on May 21, 2024, in connection with Dr. Teel’s appointment as our Chief Business Officer, pursuant to our 2018 Plan. The Options and RSUs vest over two years with 50% of the shares underlying the awards vesting on April 21, 2025, and the remainder of the shares vesting on April 21, 2026. The exercise price for these Options granted was $34.65 which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.
(4) Reflects grants made on March 18, 2024 as an inducement material to entering into employment with us and in accordance with Nasdaq Listing Rule 5635(c)(4), and not pursuant to our 2018 Plan. The inducement Options vest over four years with 25% of the shares underlying the awards vested on March 18, 2025, and the remainder of the shares vesting in equal monthly installments. The inducement RSUs vest over four years in equal annual installments. The exercise price for these inducement Options granted was $42.60 which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.
(5) Reflects grants made on June 17, 2024, in connection with Dr. Cacace’s appointment as our Chief Scientific Officer, pursuant to our 2018 Plan. The Options and RSUs vest over two years with 50% of the shares underlying the awards vesting on June 17, 2025, and the remainder of the shares vesting on June 17, 2026. The exercise price for these Options granted was $24.94 which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

Other Benefits
Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical, dental and vision insurance, health spending accounts, short and long-term disability, accidental death and dismemberment, and life insurance, an employee stock purchase plan and a 401(k) plan. Pursuant to our 2018 employee stock purchase plan, or 2018 ESPP, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The 2018 ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The purpose of the 2018 ESPP is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders. For information regarding our 2018 Plan and 2018 ESPP, see “Stock Incentive Plans.”

We make discretionary matching contributions and other employer contributions on behalf of eligible employees under our 401(k) plan. For fiscal year 2024, we matched a portion of eligible employee contributions equal to 100% of the first 4% of eligible contributions pursuant to our 401(k) plan’s matching formula.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of the executive’s duties, to make the executive more efficient and effective, and for recruitment and retention purposes. None of our named executive officers received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2024. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.
Tax and Accounting Considerations
While our compensation committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2024.
Compensation Practices and Risk
As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:
•our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;
•our grant of equity-based awards with time-based vesting, which encourage our named executive officers to look to long-term appreciation in equity values;
•our annual bonus determinations for each employee are dependent on the achievement of company goals, which we believe promote long-term value;
•our compensation committee’s ability to exercise discretion in determining cash bonus payouts and long-term incentive awards for executive officers other than the Chief Executive Officer;
•our system of internal control over financial reporting and Code of Conduct, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans; and
•our prohibition on hedging or pledging of company stock.
Overview of Our Other Policies and Practices
Highlighted policies and practices that we use to ensure effective governance of compensation plans and decisions include:
•our compensation committee has the authority to hire independent counsel and other advisors;
•our compensation committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;
•as part of our Insider Trading Policy, our executive officers are prohibited from engaging in any hedging transactions of our common stock, including using prepaid variable forward contracts, equity swaps, collars, and exchange funds, or from pledging our common stock;
•we have no perquisites other than broad-based health, relocation, 401(k) plan and insurance-related benefits that we make available to all of our employees;
•our 2018 Plan prohibits option repricing (absent stockholder approval) and option backdating;
•our employment agreements do not provide for tax gross-ups;
•all of our non-employee directors are independent, including all members of our compensation committee; and

•if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the applicable securities laws as a result of misconduct, our executive officers may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002 pursuant to the terms of our Compensation Recovery Policy described below.
Compensation Recovery Policy
We have adopted a Dodd-Frank Compensation Recovery Policy, or Clawback Policy, in accordance with Rule 10D-1 of the Exchange Act and Nasdaq listing standards, which is applicable to all of our current or former executive officers, or the Covered Persons. The Clawback Policy is administered and interpreted by our compensation committee. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is our policy to attempt to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by Covered Persons. The recovery of such compensation applies regardless of whether an executive engaged in misconduct or otherwise caused or contributed to the requirement for the accounting restatement. This policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

2024 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2024, 2023 and 2022 (unless otherwise specified).

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
John Houston, Ph.D.
President and Chief	2024	684,005	5,849,150	5,773,207	426,819	13,800	12,746,981
Executive Officer	2023	657,697	2,130,081	4,352,454	473,600	13,200	7,627,032
	2022	632,401	—	8,467,445	433,800	12,200	9,545,846

Andrew Saik
Chief Financial Officer and Treasurer (4)	2024	272,596	1,533,383	1,527,571	127,600	4,846	3,465,996

Randy Teel, Ph.D.
Former interim Chief Financial Officer (5)	2024	474,998	1,546,216	1,519,019	222,300	13,800	3,776,333

Sean Cassidy
Former Chief Financial	2024	92,265	—	—	—	13,643	105,908
Officer and Treasurer (6)	2023	460,617	657,326	1,343,303	248,800	13,200	2,723,246
	2022	442,901	—	2,829,043	227,900	12,200	3,512,044

Noah Berkowitz, M.D., Ph.D.
Chief Medical Officer (7)	2024	421,827	2,703,055	2,645,753	197,500	13,800	5,981,935

Angela Cacace, Ph.D.
Chief Scientific Officer (8)	2024	464,753	1,143,160	1,132,996	217,600	13,800	2,972,309

Ian Taylor, Ph.D.
President of Research	2024	367,937	1,844,750	1,820,973	172,200	13,800	4,219,660
and Development (9)	2023	466,856	657,326	1,343,303	252,200	13,200	2,732,885
	2022	448,900	—	2,829,043	230,900	12,200	3,521,043

(1)Reflects the aggregate grant date fair value of Options and RSUs granted during the years in question calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation. See Note 9 to our audited consolidated financial statements appearing in our 2024 Annual Report for assumptions underlying the valuation of equity awards. All Options were issued at exercise prices equal to the fair market value of our common stock on the date of grant.
(2)The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent awards to our named executive officers under our annual performance-based cash bonus program. See “—Annual Cash Bonuses” for a description of this program. Annual performance-based bonus compensation for 2024 was earned in 2024 and paid in 2025. Annual performance-based bonus compensation for 2023 was earned in 2023 and paid in 2024. Annual performance-based bonus compensation for 2022 was earned in 2022 and paid in 2023.
(3)Reflects matching contributions paid under the terms of our 401(k) plan.
(4)Mr. Saik was appointed as our Chief Financial Officer, Treasurer and principal financial officer effective June 24, 2024.
(5)Dr. Teel served as our interim Chief Financial Officer, Treasurer and principal financial officer, from February 29, 2024 to June 24, 2024.
(6)Mr. Cassidy served as our Chief Financial Officer, Treasurer and principal financial officer until February 29, 2024.

(7)Dr. Berkowitz was appointed as our Chief Medical Officer effective March 18, 2024.
(8)Dr. Cacace was appointed as our Chief Scientific Officer effective June 17, 2024.
(9)Dr. Taylor served as our Chief Scientific Officer until June 17, 2024, at which time he was appointed President of R&D.

Grants of Plan-Based Awards
The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2024. All non-equity incentive plan awards were made pursuant to our annual cash incentive plan described in more detail above. We granted Options and RSUs to each of Noah Berkowitz, M.D., Ph.D., and Andrew Saik as an inducement material to entering into employment with us and these Options and RSUs were granted in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant to the 2018 Plan. We granted Options and RSUs to Angela Cacace, Ph,D., John Houston, Ph.D., Randy Teel, Ph.D., and Ian Taylor, Ph.D., in 2024 in recognition of performance in 2023. We also granted additional Options and RSUs to Dr. Cacace and Dr. Teel in 2024 in connection with being named as Chief Scientific Officer and Chief Business Officer, respectively. All Options granted in 2024 consisted of options to purchase shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. All such equity awards were granted under our 2018 Plan, other than our inducement awards granted to Dr. Berkowitz and Mr. Saik and unless otherwise disclosed below. Mr. Cassidy was not granted any equity awards during 2024. The vesting schedule of each Option and RSU included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

Name	Grant Date	Compensation Committee or Board of Directors Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target (2) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (3) ($)
John Houston, Ph.D.	2/23/2024	2/21/2024	410,403	124,450	(4)	184,200	(4)	47.00	11,622,357
Andrew Saik	6/24/2024	6/22/2024	236,250	61,409	(5)	94,418	(6)	24.97	3,060,953
Randy Teel, Ph.D.	2/23/2024	2/21/2024	218,250	23,093	(4)	34,161	(4)	47.00	2,156,047
Randy Teel, Ph.D.	5/21/2024	5/21/2024	—	13,300	(4)	19,675	(4)	34.65	909,188
Noah Berkowitz, M.D., Ph.D.	3/18/2024	3/18/2024	240,750	63,452	(5)	93,879	(6)	42.60	5,348,808
Angela Cacace, Ph.D.	2/23/2024	2/21/2024	218,250	15,835	(4)	23,425	(4)	47.00	1,478,433
Angela Cacace, Ph.D.	6/17/2024	6/15/2024	—	15,995	(4)	24,632	(4)	24.94	797,724
Ian Taylor, Ph.D.	2/23/2024	2/21/2024	112,500	39,250	(4)	58,100	(4)	47.00	3,665,723
(1)Our compensation committee approves the compensation of our non-Chief Executive Officer executive officers and our board of directors approves the compensation of our Chief Executive Officer.
(2)These amounts relate to our annual cash incentive plan. The amounts shown in this column represent the 2025 target payout amount based on the target percentage applied to each named executive officer’s base salary as of December 31, 2024, assuming 100% corporate goal achievement. There were no threshold or maximum amounts. As described in more detail above, in 2024 each of our named executive officers, other than Dr. Cacace, Dr. Houston and Dr. Teel, had an individual bonus target of 45% of his or her base salary, as applicable, which was tied solely to the achievement of our corporate goals for 2024. Dr. Cacace had an individual bonus target of 40% of her base salary until she was appointed as our Chief Scientific Officer, at which time her individual bonus target was increased to 45% of her base salary, and which was likewise tied solely to the achievement of our corporate goals for 2024. Dr. Houston had an individual bonus target of 60% of his base salary, which was likewise tied solely to the achievement of our corporate goals for 2024. Dr. Teel had an individual bonus target of 40% of his base salary until he was appointed as our Chief Business Officer effective April 21, 2024 at which time his individual bonus target was increased to 45% of his base salary, and each of which was likewise tied solely to the achievement of our corporate goals for 2024. Actual amounts paid to each named executive officer under our annual cash incentive plan are included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table above.
(3)Reflects the fair value of time-based Options and RSUs on the date of grant calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of the time-based Options and RSU awards granted to our named executive officers in 2024, see footnote 1 to the 2024 Summary Compensation Table above.
(4)Represents a grant of Options or RSUs to the named executive officer, whether as an annual grant or promotional grant. All Options and RSU awards vest as to 50% of the shares on the first anniversary and second anniversary of their grant date, or promotional date, as applicable.
(5)Represents an RSU granted in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant the 2018 Plan. The RSU will vest over four years: 1/4 of the shares underlying the award shall vest on the first anniversary of the grant date, with the remainder of the shares vesting in 3 equal annual installments thereafter.
(6)Represents an option granted in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant the 2018 Plan. The shares underlying the Option will vest over four years: 1/4 of the shares underlying the award shall vest on the first anniversary of the grant date, with the remainder of the shares vesting in 36 equal monthly installments thereafter.
Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024. In connection with his departure on February 29, 2024, Mr. Cassidy forfeited all outstanding equity.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (1) ($)
John Houston, Ph.D.	267,432	—		16.00	9/25/2028
	254,597	—		19.36	2/28/2029
	235,000	—		47.38	2/26/2030
	210,354	9,146	(2)	78.30	2/25/2031
	142,020	58,480	(3)	64.19	2/22/2032
	85,364	100,886	(4)	34.37	2/21/2033
	—	184,200	(5)	47.00	2/22/2034
						46,481	(10)	891,041
						124,450	(11)	2,385,707
Andrew Saik	—	94,418	(6)	24.97	6/23/2034
						61,409	(12)	1,177,211
Randy Teel, Ph.D.	104,605	—		16.00	9/25/2028
	46,945	—		19.36	2/28/2029
	40,000	—		47.38	2/26/2030
	35,458	1,542	(2)	78.30	2/25/2031
	37,116	15,284	(3)	64.19	2/22/2032
	17,577	20,773	(4)	34.37	2/21/2033
	—	34,161	(5)	47.00	2/22/2034
	—	19,675	(7)	34.65	5/20/2034
						9,581	(10)	183,668
						23,093	(11)	442,693
						13,300	(13)	254,961
Noah Berkowitz, M.D., Ph.D.	—	93,879	(8)	42.60	3/17/2034
						63,452	(14)	1,216,375

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (1) ($)
Angela Cacace, Ph.D.	33,654	—		16.00	9/25/2028
	20,470	—		19.36	2/28/2029
	26,667	—		47.38	2/26/2030
	35,458	1,542	(2)	78.30	2/25/2031
	37,116	15,284	(3)	64.19	2/22/2032
	17,577	20,773	(4)	34.37	2/21/2033
	—	23,425	(5)	47.00	2/22/2034
	—	24,632	(9)	24.94	6/16/2034
						9,581	(10)	183,668
						15,835	(11)	303,557
						15,995	(15)	306,624
Ian Taylor, Ph.D.	12,584	—		16.00	9/25/2028
	37,633	—		19.36	2/28/2029
	75,000	—		47.38	2/26/2030
	65,166	2,834	(2)	78.30	2/25/2031
	47,458	19,542	(3)	64.19	2/22/2032
	26,331	31,119	(4)	34.37	2/21/2033
	—	58,100	(5)	47.00	2/22/2034
						14,344	(10)	274,974
						39,250	(11)	752,423
(1)Amounts shown are based on a price of $19.17 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2024, the last trading day of the year.
(2)25% of the shares underlying this Option vested on February 26, 2022 and the remainder vest in equal monthly increments until February 26, 2025.
(3)25% of the shares underlying this Option vested on February 23, 2023 and the remainder vest in equal monthly increments until February 23, 2026.
(4)25% of the shares underlying this Option vested on February 22, 2024 and the remainder vest in equal monthly increments until February 22, 2027.
(5)50% of the shares underlying this Option vested on February 23, 2025 and the remainder vest on February 23, 2026.
(6)25% of the shares underlying this Option vested on June 24, 2025 and the remainder vest in equal monthly increments until June 24, 2028.
(7)50% of the shares underlying this Option vested on April 21, 2025 and the remainder vest on April 21, 2026.
(8)25% of the shares underlying this Option vested on March 18, 2025 and the remainder vest in equal monthly increments until March 18, 2028.
(9)50% of the shares underlying this Option vested on June 17, 2025 and the remainder vest on June 17, 2026.
(10)25% of the shares underlying this RSU vested on February 22, 2024 and the remainder vest in equal annual increments until February 22, 2027.
(11)50% of the shares underlying this RSU vested on February 23, 2025 and the remainder vest on February 23, 2026.
(12)25% of the shares underlying this RSU vest on June 24, 2025 and the remainder vest in equal annual increments until June 24, 2028.
(13)50% of the shares underlying this RSU vested on April 21, 2025 and the remainder vest on April 21, 2026.
(14)25% of the shares underlying this RSU vested on March 18, 2025 and the remainder vest in equal annual increments until March 18, 2028.

(15)50% of the shares underlying this RSU vest on June 17, 2025 and the remainder vest on June 17, 2026.

Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the exercise of options to purchase our common stock and the vesting of restricted stock and RSUs that were held by our named executive officers during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John Houston, Ph.D.	—	—	15,494	720,626
Randy Teel, Ph.D.	—	—	3,194	148,553
Sean Cassidy (2)	156,527	2,424,899	4,781	222,364
Angela Cacace, Ph.D.	—	—	3,194	148,553
Ian Taylor, Ph.D.	8,252	209,766	4,781	222,364
(1)The value realized when the stock awards vested represents the number of shares underlying the RSUs vested multiplied by market value of the shares on the vesting date.
(2)Mr. Cassidy served as Chief Financial Officer until February 29, 2024.
Employment Agreements with our Named Executive Officers
We have entered into written employment agreements, offer letters or promotional letters, with each of our named executive officers, which we collectively refer to as the employment arrangements. These agreements set forth the terms of the executive officer’s compensation, including his or her base salary and annual performance bonus opportunity. In addition, the employment arrangements provide that subject to eligibility requirements under the plan documents governing such programs and our policies, these executive officers are eligible, on the same basis as other employees of the company to participate in company-sponsored medical, vision and dental benefit programs. Each executive officer will also be eligible to receive equity awards at such times and on such terms and conditions as the compensation committee or board of directors, as appropriate, may determine.
Pursuant to their respective agreements, as may be subsequently modified by our board of directors, each of our currently serving named executive officers is entitled to an annual base salary, effective as of January 1, 2025, as follows: Dr. Houston is entitled to receive an annual base salary of $706,236; Dr. Berkowitz is entitled to receive an annual base salary of $552,387; Dr. Cacace is entitled to receive an annual base salary of $500,763; Mr. Saik is entitled to receive an annual base salary of $542,063; and Dr. Taylor is entitled to receive an annual base salary of $258,125. Dr. Teel, ceased being an executive officer in June 2024 when Mr. Saik was appointed as principal financial officer. Dr. Teel was entitled to receive an annual base salary of $485,000 effective as of April 21, 2024, when he was named Chief Business Officer. In 2024, prior to his departure, Mr. Cassidy was entitled to receive an annual base salary of $479,042. Each executive officer’s base salary is reviewed by our compensation committee and the board of directors on an annual or more frequent basis and is subject to change in the discretion of our board of directors or compensation committee.

Under their respective employment arrangements, each of our named executive officers is also eligible to earn an annual performance bonus, with a target bonus amount equal to a specified percentage of such officer’s annual base salary, based upon the board of director’s assessment of the executive’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. The bonus may be in the form of cash, equity award, or a combination of cash and equity. Dr. Houston is eligible for an annual bonus of up to 60% of his base salary. Each of Dr. Berkowitz, Dr. Cacace, Mr. Saik and Dr. Taylor is eligible for an annual bonus of up to 45% of his or her base salary. Dr. Teel was entitled to an annual bonus of up to 45% of his base salary effective as of April 21, 2024, when he was appointed as our Chief Business Officer. Mr. Cassidy was eligible for an annual bonus of up to 45% of his base salary prior to his departure from the company in February 2024.

Potential Payments upon Termination or Change in Control

The employee arrangements and the employment of each of our current named executive officers may be (or could have been, in the case of Mr. Cassidy) terminated as follows: (1) upon the death or “disability” (as disability is defined in the applicable employment arrangement) of such named executive officer; (2) at our election, with or without “cause” (as cause is defined in the applicable employment arrangement); and (3) at such named executive officer’s election, with or without “good reason” (as good reason is defined in the applicable employment arrangement).
In the event of the termination of Dr. Houston’s employment by us without cause, or by him for good reason, prior to or more than twelve months following a “change in control” (as change in control is defined in his employment agreement), Dr. Houston is entitled to his base salary that has accrued and to which he is entitled as of the termination date and accrued but unused paid time off through and including the termination date and other accrued benefits, which we refer to collectively as, the accrued obligations. In addition, subject to his execution and nonrevocation of a release of claims in our favor and his continued compliance with his proprietary rights, non-disclosure, developments, non-competition and non-solicitation agreement and any similar agreement with us, he is entitled to (1) continued payment of his base salary, in accordance with our regular payroll procedures, for a period of 12 months and (2) provided he is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following his date of termination.
In the event of the termination of Dr. Houston’s employment by us without cause, or by him for good reason within twelve months following a change in control, Dr. Houston is entitled to the accrued obligations. In addition, subject to his execution and nonrevocation of a release of claims in our favor and his continued compliance with his proprietary rights, non-disclosure, developments, non-competition and non-solicitation agreement and any similar agreement with us, Dr. Houston is entitled to (1) continued payment of his base salary, in accordance with our regular payroll procedures, for a period of 18 months, (2) provided he is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to 18 months following his date of termination, (3) a lump sum payment equal to 150% of his target bonus for the year in which his employment is terminated or, if higher, his target bonus immediately prior to the change in control and (4) full vesting acceleration of his then-unvested equity awards, such that his equity awards become fully exercisable and non-forfeitable as of the termination date.
If Dr. Houston’s employment is terminated for any other reason, including as a result of his death or disability, for cause, or voluntarily by Dr. Houston without good reason, our obligations under the employment agreement cease immediately, and Dr. Houston is only entitled to the accrued obligations.
In the event of the termination of any of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor, and Dr. Teel’s employment by us without cause, or by any of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor or Dr. Teel, as applicable, for good reason prior to, or more than twelve months following, a “change in control” (as change in control is defined in his or her employment agreement), such individual is entitled to the accrued obligations. In addition, subject to his or her execution and nonrevocation of a release of claims in our favor and his or her continued compliance with his or her proprietary rights, non-disclosure, developments, non-competition and non-solicitation agreement and any similar agreement with us, each of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor and Dr. Teel, as applicable, is entitled to (1) continued payment of his or her base salary, in accordance with our regular payroll procedures, for a period of nine months and (2) provided he or she is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to nine months following his or her date of termination.
In the event of the termination of any of Dr. Berkowitz’s, Dr. Cacace’s, Mr. Saik’s, Dr. Taylor’s or Dr. Teal’s employment by us without cause, or by any of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor or Dr. Teel, as applicable, for good reason within twelve months following a change in control, each of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor and Dr. Teel, as applicable, is entitled to the accrued obligations. In addition, subject to his or her execution and nonrevocation of a release of claims in our favor and his or her continued compliance with his proprietary rights, non-disclosure, developments, non-competition and non-solicitation agreement and any similar agreement with us, each of Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor and Dr. Teel, as applicable, is entitled to (1) continued payment of his or her base salary, in accordance with our regular payroll procedures, for a period of 12 months, (2) provided he or she is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following his or her date of termination, (3) a lump sum payment equal to 100% of his or her target bonus for the year in which his or her employment is terminated or, if higher, his or her target bonus immediately prior to the change in control, and (4) full vesting acceleration of his or her then-unvested equity awards, such that his or her equity awards become fully exercisable and non-forfeitable as of the termination date.
If any of Dr. Berkowitz’s, Dr. Cacace’s, Mr. Saik’s, Dr. Taylor’s or Dr. Teel’s, as applicable, employment is terminated for any other reason, including as a result of his or her death or disability, for cause, or voluntarily by him without good reason, our obligations under the employment agreement or understanding cease immediately, and he or she is only entitled to the accrued obligations.
Mr. Cassidy departed from the company in February 2024. Mr. Cassidy was entitled to the accrued obligations under this employment agreement.
Other Agreements
In connection with entering into initial employment with us, each of Dr. Houston, Mr. Cassidy, Dr. Berkowitz, Dr. Cacace, Mr. Saik, Dr. Taylor, and Dr. Teel signed a proprietary rights, non-disclosure, developments, non-competition and non-solicitation agreement. Under this agreement, each named executive officer agreed not to compete with us during his employment and for a period of one year after the termination of his or her employment, not to solicit our employees, consultants, or actual or prospective customers or business relations during his or her employment and for a period of one year after the termination of his or her employment, and to protect our confidential and proprietary information indefinitely. In addition, under this agreement, each named executive officer agreed that we own all inventions that are developed by such executive officer during his or her employment and that there is a presumption that we own inventions made by the executive officer during a period of six months after the termination of his or her employment that are related to the executive officer’s activities while employed by us. Each named executive officer also agreed to provide us with a non-exclusive, royalty-free, perpetual license for any prior inventions that such executive officer incorporates into any of our products, processes, research or development programs or other works in the course of such named executive officer’s employment with us.
Potential Payments Upon Termination or Change of Control
The following table presents our estimate of the amount of severance benefits to which each of our named executive officers would have been entitled if a termination occurred on December 31, 2024 under the circumstances set forth in the column headings.
Mr. Cassidy served as Chief Financial Officer until February 29, 2024. As Mr. Cassidy departed voluntarily in order to pursue other opportunities, pursuant to the terms of his employment agreement, Mr. Cassidy was only entitled to the accrued obligations under his employment agreement and he did not receive any severance payments or acceleration of equity vesting as result of his departure. Therefore, Mr. Cassidy is not included in the table below.

Name	Executive Payments and Benefits upon Termination (1)	Termination by the Company without Cause or by Executive for Good Reason (No Change in Control) $	Termination by the Company without Cause or by Executive for Good Reason (Change in Control) $
John Houston, Ph.D.	Cash Severance (2)	684,005	1,026,008
	Non-Equity Incentive Plan Compensation (3)	—	615,605
	Equity (4)
	Options	—	—
	RSUs	—	3,276,747
	Other Benefits (5)	19,394	29,091
	Total	703,399	4,947,451

Andrew Saik	Cash Severance (2)	393,750	525,000
	Non-Equity Incentive Plan Compensation (3)	—	236,250
	Equity (4)
	Options	—	—
	RSUs	—	1,177,211
	Other Benefits (5)	22,717	30,289
	Total	416,467	1,968,750

Randy Teel, Ph.D.	Cash Severance (2)	363,750	485,000
	Non-Equity Incentive Plan Compensation (3)	—	218,250
	Equity (4)
	Options	—	—
	RSUs	—	881,322
	Other Benefits (5)	19,551	26,068
	Total	383,301	1,610,640

Noah Berkowitz, MD., Ph.D.	Cash Severance (2)	401,250	535,000
	Non-Equity Incentive Plan Compensation (3)	—	240,750
	Equity (4)
	Options	—	—
	RSUs	—	1,216,375
	Other Benefits (5)	—	—
	Total	326,567	1,992,125

Angela Cacace, Ph.D.	Cash Severance (2)	363,750	485,000
	Non-Equity Incentive Plan Compensation (3)	—	218,250
	Equity (4)
	Options	—	—
	RSUs	—	793,849
	Other Benefits (5)	—	—
	Total	326,567	1,497,099

Ian Taylor, Ph.D.	Cash Severance (2)	187,500	250,000
	Non-Equity Incentive Plan Compensation (3)	—	112,500
	Equity (4)
	Options	—	—
	RSUs	—	1,027,397
	Other Benefits (5)	—	—
	Total	187,500	1,389,897

(1)Represents amounts payable under the terms of the employment agreements or understandings with our executive officers. All amounts listed in the table are in addition to any amounts earned or accrued but unpaid as of the date of termination.
(2)Represents 12 months of base salary continuation under no change in control and 18 months of base salary continuation under a change in control for Dr. Houston. Represents nine months of base salary continuation under no change in control and 12 months of base salary continuation under a change in control for Mr. Saik, Dr. Teel, Dr. Berkowitz, Dr. Cacace and Dr. Taylor.
(3)Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2024 have been paid to the executive as of December 31, 2024, and that all 2023 bonus amounts have been paid as of such date, in each case, as would be consistent with the company’s historical practice. Represents an amount equal to 150% of Dr. Houston’s annual target bonus for 2024. Represents an amount equal to 100% of the annual target bonus for 2024 for Mr. Saik, Dr. Teel, Dr. Berkowitz, Dr. Cacace and Dr. Taylor.
(4)With respect to Options, reflects the in-the-money value of the unvested portion of such named executive officer’s options. The value is calculated by multiplying the amount (if any) by which $19.17, the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2024, exceeds the exercise price of the Option by the number of shares subject to the accelerated portion of the Option. With respect to RSUs and restricted stock, the value is calculated by multiplying the number of unvested RSUs and restricted stock with vesting provisions based solely on time by $19.17, the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2024.
(5)Represents 12 months and 18 months of reimbursement of a portion of Dr. Houston’s and dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed for no change in control and change in control respectively. Represents nine months and 12 months of reimbursement of a portion of Mr. Saik’s and Dr. Teel’s and dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed for no change in control and change in control respectively. Dr. Berkowitz, Dr. Cacace and Dr. Taylor do not participate in our health and dental plans and therefore are not currently entitled to any COBRA premiums.
Compensation Committee Report
The compensation committee has reviewed and discussed the disclosure included in the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the disclosure in the Compensation Discussion and Analysis section be included in this Proxy Statement for the year ended December 31, 2024.
Respectfully submitted by the compensation committee,
John Young, Chairperson
Everett Cunningham
Laurie Smaldone Alsup, M.D.

This Report is not incorporated by reference in any reports under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically indicated therein.
Pay Ratio
As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John Houston, our President and Chief Executive Officer.

For 2024, we estimate the pay ratio of the annual total compensation of our President and Chief Executive Officer ($12,746,981 as reported in the 2024 Summary Compensation Table above) to the annual total compensation of our median employee ($292,571) to be approximately 44 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculations of this pay ratio; accordingly, we are using the same median employee identified in 2023.

As we disclosed in our 2023 proxy statement, we identified our median by examining our total employee population on October 15, 2022, of approximately 400 full-time employees, excluding our President and Chief Executive Officer. We then used base salary, incentive compensation (including annual cash bonuses and long-term incentives) and other incentive payments, as applicable, to determine the annual total compensation of our median employee. We did not make any cost-of-living or other adjustments.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure

In accordance with rules adopted by the U.S. Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer, or PEO, and non-PEO named executive officers, or Non-PEO NEOs, and our performance for the fiscal years listed below. We did not use any financial performance measures to link Compensation Actually Paid to our performance in 2024. Therefore, this disclosure presents neither a Tabular List of most important financial performance measures nor a Company-Selected Measure. Further, The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for John Houston, Ph.D.¹ ($)	Compensation Actually Paid to John Houston, Ph.D.¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs¹ ($)	Average Compensation Actually Paid to Non-PEO NEOs¹˒²˒³ ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2024	12,746,981	3,228,269	3,420,357	1,277,260	46.65	118.20	(199)
2023	7,627,032	5,982,932	2,733,034	2,167,245	100.17	118.87	(367)
2022	9,545,846	(6,680,330)	3,521,254	(1,686,145)	83.26	113.65	(283)
2021	12,601,014	9,298,565	4,261,285	3,296,740	199.90	126.45	(191)
2020	8,019,781	26,459,622	2,892,630	8,267,864	206.69	126.42	(119)
(1)John Houston, Ph.D., was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020 - 2023	2024
Sean Cassidy	Andrew Saik
Ronald Peck, M.D.	Sean Cassidy
Ian Taylor, Ph.D.	Randy Teel, Ph.D.
Noah Berkowitz, M.D., Ph.D.
Angela Cacace, Ph.D.
Ian Taylor, Ph.D.

(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our named executive officers during the applicable years. These amounts reflect the Summary Compensation Table Total with certain adjustments made in accordance with Item 402(v) and as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Option Awards column are the totals from the Option Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Equity Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	12,746,981	(11,622,357)	2,103,645	3,228,269

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Equity Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	3,420,357	(2,902,813)	759,716	1,277,260
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in any Prior Year for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	4,516,879	(2,532,665)	—	119,431	—	2,103,645

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in any Prior Year for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	1,444,680	(323,542)	—	54,381	(415,803)	759,716
(4)The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return, or TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years and the Nasdaq Biotechnology Index TSR over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (12/31/2019 Indexed to $100)
30
25
20
15
10
5
0
-5
-10
240
200
160
120
80
40
0
-40
-80
26.46
206.69
199.90
126.42
126.45
113.65
118.87
118.20
100.00
100.00
9.30
8.27
3.30
83.26
100.17
5.98
46.65
3.23
2.17
1.28
(1.69)
(6.68)
2019
2020
2021
2022
2023
2024
Fiscal Year
John Houston, Ph.D. Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Arvinas, Inc. TSR
NASDAQ Biotechnology Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income
Compensation Actually Paid ($ Millions)
Net Income ($ Millions)
30
25
20
15
10
5
0
-5
-10
1,200
1,000
800
600
400
200
0
-200
-400
26.46
8.27
9.30
3.30
(6.68)
(1.69)
5.98
2.17
3.23
1.28
(119.30)
(191.00)
(282.50)
(367.30)
(198.90)
2020
2021
2022
2023
2024
Fiscal Year
John Houston, Ph.D. Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Arvinas, Inc. Net Income

Stock Option and Other Compensation Plans

The two equity incentive plans described in this section are the 2018 Plan and the 2018 ESPP. We have also made inducement awards to certain new hires, which awards were not approved by our stockholders.
Securities Authorized for Issuance under Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2024. As of December 31, 2024, we had three equity compensation plans: our 2018 Plan and our 2018 ESPP, each of which was approved by our stockholders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and RSUs (#)	Weighted-average exercise price of outstanding options, warrants and rights (1) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (2) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,777,645	44.47	6,521,122
Equity compensation plans not approved by security holders	—	—	—
Total	9,777,645	44.47	6,521,122

(1)The weighted-average exercise price does not include RSUs, which have no exercise price.
(2)Consists of the 2018 Plan, and the 2018 ESPP. The amounts disclosed do not reflect an additional 2,750,232 shares of common stock authorized for issuance under the 2018 Plan as of January 1, 2025 and an additional 687,558 shares of common stock authorized for issuance under the 2018 ESPP as of January 1, 2025, in each case in accordance with the terms of the applicable plan. The 2018 Plan provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2028, equal to the lesser of 4,989,593 shares of our common stock, 4% of the number of shares of our common stock outstanding on such first day of the fiscal year in question or an amount determined by our board of directors. The 2018 ESPP provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2029, in an amount equal to the lesser of 1,247,398 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable year, or an amount determined by our board of directors.
2018 Stock Incentive Plan
In September 2018, our board of directors adopted and our stockholders approved 2018 Plan, which became effective immediately prior to our IPO. The 2018 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, awards of restricted stock, RSUs and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2018 Plan is the sum of (1) 4,067,007 shares of common stock; plus (2) the number of shares (up to 1,277,181) equal to the number of shares of our common stock issued in respect of incentive units granted under the Incentive Plan that were subject to vesting immediately prior to the effectiveness of the registration statement for our initial public offering that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2019 and continuing until, and including, the fiscal year ending December 31, 2028, equal to the lesser of 4,989,593 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year or an amount determined by our board of directors. As of December 31, 2024, 3,521,243 shares were available for issuance under the 2018 Plan.
Our employees, officers, directors, consultants, and advisors are eligible to receive awards under the 2018 Plan; however, incentive stock options may only be granted to our employees. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire, or are otherwise terminated (other than by exercise) under our 2018 Plan will be added back to the shares of common stock available for issuance under our 2018 Plan.
Pursuant to the terms of the 2018 Plan, our board of directors (or a committee delegated by our board of directors) administers the 2018 Plan and, subject to any limitations set forth in the 2018 Plan, will select the recipients of awards and determine:
•the number of shares of common stock covered by options and the dates upon which those options become exercisable;
•the type of options to be granted;
•the exercise price of options, which price must be at least equal to the fair market value of our common stock on the date of grant;
•the duration of options, which may not be in excess of ten years;
•the methods of payment of the exercise price of options; and
•the number of shares of our common stock subject to and the terms and conditions of any stock appreciation rights, awards of restricted stock, RSUs, other stock-based awards, including conditions for repurchase, measurement price, issue price and repurchase price and performance conditions (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years), if any.
If our board of directors delegates authority to an officer to grant awards under the 2018 Plan, the officer will have the power to make awards to all of our employees, except officers and executive officers (as such terms are defined in the 2018 Plan). Our board of directors will fix the terms of the awards to be granted by such officer, the maximum number of shares subject to awards that such officer may grant and the time period in which such awards may be granted.
The 2018 Plan contains limits on awards that may be made under the 2018 Plan to our non-employee directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the 2018 Plan made to such non-employee director (calculated based on the grant date fair value of such awards for financial reporting purposes) may not exceed $1.0 million. However, our board of directors may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend, we are required by the 2018 Plan to make equitable adjustments (or make substitute awards, if applicable), in a manner determined by our board, to:
•the number and class of securities available under the 2018 Plan;
•the share counting rules and sublimits under the 2018 Plan;
•the number and class of securities and exercise price per share of each outstanding option;
•the share and per-share provisions and measurement price of each outstanding stock appreciation right;
•the number of shares and the repurchase price per share subject to each outstanding restricted stock award; and
•the share and per-share related provisions and purchase price, if any, of each outstanding RSU award and other stock-based award.

Upon a merger or other reorganization event (as defined in our 2018 Plan), our board of directors, may, on such terms as our board determines (except to the extent specifically provided otherwise in an applicable award agreement or other agreement between the participant and us), take any one or more of the following actions pursuant to the 2018 Plan, as to some or all outstanding awards, other than awards of restricted stock:
•provide that all outstanding awards will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately prior to the consummation of the reorganization event and/or unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised to the extent exercisable, by the participant within a specified period following the date of such notice;
•provide that outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;
•in the event of a reorganization event pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;
•provide that, in connection with our liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of exercise, measurement or purchase price thereof and any applicable tax withholdings); or
•any combination of the foregoing.
Our board of directors is not obligated by the 2018 Plan to treat all awards, all awards held by a participant, or all awards of the same type, identically.
In the case of certain RSUs, no assumption or substitution is permitted, and the RSUs will instead be settled in accordance with the terms of the applicable RSU agreement.
Upon the occurrence of a reorganization event other than our liquidation or dissolution, the repurchase and other rights with respect to each outstanding award of restricted stock will continue for the benefit of the successor company and will, unless our board of directors determines otherwise, apply to the cash, securities, or other property which our common stock is converted into or exchanged for pursuant to the reorganization event. However, our board may provide for the termination or deemed satisfaction of such repurchase or other rights under the restricted stock award agreement or any other agreement between the participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award or in any other agreement between the participant and us.
Our board of directors may at any time provide that any award under the 2018 Plan shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.
Unless our stockholders approve such action, the 2018 Plan provides that we may not (except as otherwise permitted in connection with a change in capitalization or reorganization event):
•amend any outstanding stock option or stock appreciation right granted under the 2018 Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;
•cancel any outstanding option or stock appreciation right (whether or not granted under the 2018 Plan) and grant a new award under the 2018 Plan in substitution for the cancelled award (other than substitute awards permitted in connection with a merger or consolidation of an entity with us or our acquisition of property or stock of another entity) covering the same or a different number of shares of our common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;
•cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise or measurement price per share above the then-current fair market value of our common stock (valued in the manner determined by (or in the manner approved by) our board of directors); or
•take any other action that constitutes a “repricing” within the meaning of Nasdaq Global Select Market rules or rules of any other exchange or marketplace on which our common stock is listed or traded.
No award may be granted under the 2018 Plan after ten years from the effectiveness of the 2018 Plan. Our board of directors may amend, suspend, or terminate the 2018 Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.
2018 Employee Stock Purchase Plan
In September 2018, our board of directors adopted and our stockholders approved the 2018 ESPP, which became effective immediately prior to the effectiveness of the registration statement for our IPO. The 2018 ESPP is administered by our board of directors or by a committee appointed by our board of directors. The 2018 ESPP initially provided participating employees with the opportunity to purchase an aggregate of 311,850 shares of our common stock. The number of shares of our common stock reserved for issuance under the 2018 ESPP increased, pursuant to the terms of the 2018 ESPP, by additional shares equal to 1% of our then-outstanding common stock, effective as of January 1 of each year. As of December 31, 2024, 2,999,879 shares remained available for purchase.
All of our employees and employees of any of our designated subsidiaries, as defined in the 2018 ESPP, are eligible to participate in the 2018 ESPP, provided that:
•such person is customarily employed by us or a designated subsidiary for more than 20 hours a week and for more than five months in a calendar year;
•such person has been employed by us or by a designated subsidiary for at least three months prior to enrolling in the 2018 ESPP; and
•such person was our employee or an employee of a designated subsidiary on the first day of the applicable offering period under the 2018 ESPP.
We retain the discretion to determine which eligible employees may participate in an offering under applicable Treasury regulations.
We expect to make one or more offerings to our eligible employees to purchase stock under the 2018 ESPP beginning at such time and on such dates as our board of directors may determine, or the first business day thereafter. Each offering will consist of a six-month offering period during which payroll deductions will be made and held for the purchase of our common stock at the end of the offering period. Our board of directors or a committee appointed by our board, may, at its discretion, choose a different period of not more than 12 months for offerings. The first offering period under our 2018 ESPP commenced on January 1, 2020.
On each offering commencement date, each participant will be granted the right to purchase, on the last business day of the offering period, a number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing that product by the closing price of our common stock on the first day of the offering period. No employee may be granted an option under the 2018 ESPP that permits the employee’s rights to purchase shares under the 2018 ESPP and any other employee stock purchase plan of ours or of any of our subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of our common stock (determined as of the first day of each offering period) for each calendar year in which the option is outstanding. (Our board or a committee appointed by our board may also set a fixed maximum number of shares that a participant in the 2018 ESPP may purchase in any offering period provided that the number may not be greater than the number described in the first sentence of this paragraph and must be subject to the limit described in the second sentence of this paragraph). In addition, no employee may purchase shares of our common stock under the 2018 ESPP that would result in the employee owning 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries.

On the commencement date of each offering period, each eligible employee may authorize up to a maximum of 15% of the compensation he or she receives during the offering period to be deducted by us during the offering period. Each employee who continues to be a participant in the 2018 ESPP on the last business day of the offering period will be deemed to have exercised an option to purchase from us the number of whole shares of our common stock that his or her accumulated payroll deductions on such date will buy, not in excess of the maximum numbers set forth above. Under the terms of the 2018 ESPP, the purchase price shall be determined by our board of directors for each offering period and will be at least 85% of the applicable closing price of our common stock. If our board of directors does not make a determination of the purchase price, the purchase price will be 85% of the lesser of the closing price of our common stock on the first business day of the offering period or the last business day of the offering period.
An employee may at any time prior to the close of business on the fifteenth business day (or such other number of days as we may determine) prior to the end of an offering period, and for any reason, permanently withdraw from participation in an offering prior to the end of an offering period and permanently withdraw the balance accumulated in the employee’s account. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds, funds previously deducted will be applied to the purchase of common stock at the end of the offering period. If a participating employee’s employment ends before the last business day of an offering period, no additional payroll deductions will be taken and the balance in the employee’s account will be paid to the employee.
We will be required to make equitable adjustments to the extent determined by our board of directors or a committee of our board of directors to the number and class of securities available under the 2018 ESPP, the share limitations under the 2018 ESPP and the purchase price for an offering period under the 2018 ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other reorganization event (as defined in the 2018 ESPP), our board of directors or a committee of our board of directors may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the 2018 ESPP on such terms as our board of directors or committee determines:
•provide that options shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of such reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board of directors or committee in such notice, which date shall not be less than ten days preceding the effective date of the reorganization event;
•upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;
•in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the 2018 ESPP minus (2) the result of multiplying such number of shares by the purchase price; and/or
•provide that, in connection with our liquidation or dissolution, options shall convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Our board of directors may at any time, and from time to time, amend or suspend the 2018 ESPP, or any portion of the 2018 ESPP. We will obtain stockholder approval for any amendment if such approval is required by Section 423 of the Code. Further, our board of directors may not make any amendment that would cause the 2018 ESPP to fail to comply with

Section 423 of the Code. The 2018 ESPP may be terminated at any time by our board of directors. Upon termination, we will refund all amounts in the accounts of participating employees.

Policies and Practices Related to the Grant of Certain Equity Awards

Our compensation committee, and in the case of our Chief Executive Officer, our board of directors, typically grants equity-based awards to our executive officers and other key employees, in the form of Options and RSUs, on an annual grant cycle in February of each year and may make off cycle awards from time to time on an as-needed basis. The board of directors also grants equity awards to non-employee directors following the annual meeting of stockholders and their election to the board pursuant to our director compensation program. The value of our equity awards is calculated using the 30-day average stock price as of the first Friday of January of the year and a specified Black-Scholes factor as a percentage of face value.

Except in unusual and compelling circumstances, it is not the practice of the compensation committee or the board of directors to grant Options or similar equity awards to employees or non-employee directors during periods in which there is material nonpublic information, or MNPI, about the company, including (1) outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Policy, or (2) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. During the last fiscal year, neither our compensation committee nor our board of directors took material nonpublic information into account when determining the timing and terms of equity awards, nor did we time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

The following table contains information required by Item 402(x)(2) of Regulation S-K about Options and RSUs granted to our NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of our Annual Report on Form 10-K for the year ended December 31, 2023.

Name	Grant date	Securities underlying the award RSUs (#)	Securities underlying the award Options (#)	Exercise price of the award ($/Share)	Grant date fair value of the award ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of MNPI and the trading day beginning immediately following disclosure of MNPI
						(%)
John Houston, Ph.D.	2/23/2024	124,450	184,200	47.00	11,622,357	(6.1)
Randy Teel, Ph.D.	2/23/2024	23,093	34,161	47.00	2,156,047	(6.1)
Angela Cacace, Ph.D.	2/23/2024	15,835	23,425	47.00	1,478,433	(6.1)
Ian Taylor, Ph.D.	2/23/2024	39,250	58,100	47.00	3,665,723	(6.1)

Limitations on Liability and Indemnification
Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. We have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or officer for some expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by him in any action or proceeding arising out of his or her service as one of our directors or officers.
Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information subject to compliance with the terms of our Insider Trading Policy and our pre-clearance procedures.
Director Compensation
We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. The compensation that we pay to our President and Chief Executive Officer is discussed earlier in this “Executive and Director Compensation” section.

Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairperson of the board and of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors. In May 2024, based on a review of the cash and equity compensation paid to our board of directors versus directors of our peer companies, and with assistance of Aon, our compensation consultant, we amended our director compensation program to increase fees for the non-employee members and the chairperson of the board of directors, as well as our lead independent director, as follows:

	Non-Employee Member Annual Fee ($)	Non-Employee Chairperson Incremental Annual Fee ($)	Lead Independent Director ($)
Board of Directors	45,000	40,000	30,000
Audit Committee	10,000	10,000	—
Compensation Committee	7,500	7,500	—
Nominating and Corporate Governance Committee	5,000	5,000	—
Science and Technology Committee	7,500	7,500	—
We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of director and committee meetings.

In addition, under our director compensation program, as amended in June 2023, each non-employee director receives under the 2018 Plan, upon his or her initial election to our board of directors, equity having an aggregate grant date fair value of $750,000 as calculated by the company in accordance with ASC Topic 718, with two-thirds of the value of such award being issued as an option to purchase common stock, or the Initial Option Grant, and one-third of the value of such award being issued in RSUs, or the Initial RSU Grant, subject to the maximum annual compensation limits set forth in the program and such other limits as may be set forth in the 2018 Plan. Subject to the non-employee director’s continued service as a director, (a) the Initial Option Grant will vest with respect to 1/36th of the shares of common stock subject thereto at the end of each successive one-month period following the grant date until the third anniversary of the grant date and (b) the Initial RSU Grant will vest annually over three years until the third anniversary of the grant date, and in the event of a change in control of the Company, the vesting schedule of the Initial Option Grant and the Initial RSU Grant will accelerate in full. The exercise price of the Initial Option Grant will be equal to the fair market value of the common stock on the date of grant, which shall be the closing trading price.
Further, on the date of each of our annual meetings of stockholders, each non-employee director who has served on our board of directors for at least six months receives, under the 2018 Plan, equity having an aggregate grant date fair value of $375,000 as calculated by the company in accordance with ASC Topic 718, with two-thirds of the value of such award being issued as an option to purchase common stock, or the Annual Option Grant, and one-third of the value of such award being issued in RSUs, or the Annual RSU Grant, subject to the maximum annual compensation limits set forth in the program and such other limits as may be set forth in the 2018 Plan. Each of the Annual Option Grant and Annual RSU Grant will vest in full on the earlier of the first anniversary of the grant date or the first board of directors meeting held after the following annual meeting of stockholders, subject to the non-employee director’s continued service as a director. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant.

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2024. There were no outstanding equity awards held by our non-employee directors as of December 31, 2024 other than as described in footnote 1 to the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Total ($)
Sunil Agarwal, M.D.	62,953	200,189	199,976	463,118
Linda Bain	61,360	200,189	199,976	461,525
Everett Cunningham	53,400	200,189	199,976	453,565
Wendy Dixon, Ph.D. (2)	31,277	—	—	31,277
Edward Kennedy, Jr.	51,360	200,189	199,976	451,525
Briggs Morrison, M.D.	80,220	200,189	199,976	480,385
Leslie V. Norwalk, Esq.	51,360	200,189	199,976	451,525
Laurie Smaldone Alsup, M.D.	56,360	200,189	199,976	456,525
John Young	50,900	200,189	199,976	451,065
(1)Reflects the aggregate grant date fair value of RSUs and Options granted during the year in question calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. See Note 9 to our audited consolidated financial statements appearing in our 2024 Annual Report for assumptions underlying the valuation of equity awards. The following non-employee directors held the following number of option awards as of December 31, 2024: Dr. Agrawal, 34,018; Ms. Bain, 63,560; Mr. Cunningham, 51,952; Dr. Dixon, 0; Mr. Kennedy, 97,353; Dr. Morrison, 71,937; Ms. Norwalk, 77,406; Dr. Smaldone Alsup, 77,406; and Mr. Young, 46,429. The following non-employee directors held the following number of RSUs as of December 31, 2024: Dr. Agrawal, 11,394; Ms. Bain, 5,899; Mr. Cunningham, 5,899; Mr. Kennedy, 5,899; Dr. Morrison, 5,899; Ms. Norwalk, 5,899; Dr. Smaldone Alsup, 5,899; and Mr. Young, 5,899.
(2)Dr. Dixon served as a director until May 29, 2024.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025
Our stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
The audit committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Deloitte & Touche LLP. If the selection of Deloitte & Touche LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.
A representative of Deloitte & Touche LLP is expected to virtually attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
We incurred the following fees from Deloitte & Touche LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2024 and 2023.

	2024	2023
Audit fees (1)	$1,117,400	$971,250
Audit-related fees	—	—
All other fees (2)	1,895	1,895
Total fees	$1,119,295	$973,145

(1)Audit fees consist of fees billed for professional services by Deloitte & Touche LLP for audit and quarterly review of our consolidated financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements, including registration statements.
(2)All other fees consist of user access fees to Deloitte Accounting Research Tool.
The aggregate fees included in the audit fees and tax fees are those fees billed for the fiscal year.
Audit Committee Pre-Approval Policy and Procedures
The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures.
From time to time, our audit committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the audit committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the audit committee following such approval, management or the independent auditor shall report to the audit committee regarding each service actually provided to us pursuant to such pre-approval. The audit committee has delegated to its chairperson the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chairperson of the audit committee is reported to the committee at its next regularly scheduled meeting.
During our 2024 and 2023 fiscal years, no services were provided to us by Deloitte & Touche LLP other than in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” Proposal No. 3 to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Any properly submitted proxy will be voted in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 unless a contrary specification is made in the proxy.

REPORT OF THE AUDIT COMMITTEE
Our audit committee has reviewed our audited financial statements for the year ended December 31, 2024 and discussed them with our management and our independent registered public accounting firm, Deloitte & Touche LLP.
Our audit committee has also received from, and discussed with, Deloitte & Touche LLP various communications that Deloitte & Touche LLP is required to provide to our audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, Deloitte & Touche LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the company’s independent registered public accounting firm their independence.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our financial statements audited by Deloitte & Touche LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2024.
By the audit committee of the board of directors of Arvinas, Inc.
Linda Bain, Chairperson
Everett Cunningham
Leslie V. Norwalk, Esq.

PRINCIPAL STOCKHOLDER
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 31, 2025 by:
•each person known by us to beneficially own more than 5% of our common stock;
•each of our directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 72,983,588 shares of our common stock outstanding as of March 31, 2025.
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Unless otherwise indicated, in computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 31, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different. Unless otherwise indicated, the address of all listed stockholders is 5 Science Park, 395 Winchester Ave., New Haven, CT 06511. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
The Vanguard Group (1)	7,043,603	9.65%
EcoR1 Capital, LLC (2)	6,800,493	9.32%
BlackRock, Inc. (3)	5,422,796	7.43%
T. Rowe Price Associates, Inc. (4)	3,853,716	5.28%
Named Executive Officers and Directors
John Houston, Ph.D. (5)	2,248,568	3.03%
Andrew Saik	—	*
Randy Teel, Ph.D. (6)	345,674	*
Sean Cassidy	—	*
Noah Berkowitz, M.D., Ph.D. (7)	34,586	*
Angela Cacace, Ph.D. (8)	211,489	*
Ian Taylor, Ph.D. (9)	425,506	*
Sunil Agarwal, M.D. (10)	33,655	*
Linda Bain (11)	73,580	*
Everett Cunningham (12)	56,120	*
Edward Kennedy, Jr. (13)	150,091	*
Briggs Morrison, M.D. (14)	101,933	*
Leslie V. Norwalk, Esq. (15)	87,426	*
Laurie Smaldone Alsup, M.D. (16)	87,426	*
John Young (17)	54,401	*
All Executive Officers and Directors as a Group (13 persons) (18)	3,564,781	4.73%
*Less than 1%.

(1)These figures and the accompanying notes are based on information set forth in Schedule 13G/A filed with the SEC on September 10, 2024. Under this report, there is shared voting power as to 114,213 shares, sole dispositive power over 6,864,168 shares and shared dispositive power as to 179,435 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Arvinas, Inc. No one person's interest in our common stock of is more than five percent of the total outstanding common shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)These figures and the accompanying notes are based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2024. Under this report, EcoR1 Capital, LLC a general partner and investment adviser of investment funds, and Oleg Nodelman, control person of EcoR1, have shared voting and dispositive power as to 6,800,493 shares, and EcoR1 Capital Fund Qualified, L.P., an investment fund, has shared voting and dispositive power with respect to 6,422,250 shares, though it expressly disclaims membership in a group. The shares reported consist of 6,726,491 shares of common stock held by EcoR1 Capital Fund Qualified, L.P. and other private investment funds managed by EcoR1 Capital, LLC and 3,422,380 shares of common stock issuable to those funds pursuant to pre-funded warrants issued by us, which warrants are subject to a 9.99% beneficial ownership limitation. These pre-funded warrants have been exercised through a cashless exercise in accordance with the pre-funded warrant terms. The address of each of the aforementioned is 357 Tehama Street #3, San Francisco, CA 94103.
(3)These figures and the accompanying notes are based on information set forth in Schedule 13G/A filed with the SEC on April 17, 2025. Under this report, there is sole voting power as to 5,352,809 shares and sole dispositive power as to 5,422,796 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Arvinas, Inc. No one person's interest in our common stock is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)These figures and the accompanying notes are based on information set forth in Schedule 13G filed with the SEC on November 14, 2024. Under this report, there is sole voting power as to 3,765,011 shares and sole dispositive power over 3,853,716 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)Consists of (i) 912,268 shares of common stock and (ii) 1,336,300 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(6)Consists of (i) 19,409 shares of common stock, (ii) 6,650 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, provided that certain of such shares will be automatically sold to cover tax withholding obligations, and (iii) 319,615 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(7)Consists of (i) 7,205 shares of common stock and (ii) 27,381 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(8)Consists of (i) 17,839 shares of common stock and (ii) 193,650 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(9)Consists of (i) 116,487 shares of common stock and (ii) 309,019 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(10)Consists of (i) 2,747 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 25,009 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(11)Consists of (i) 4,121 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 63,560 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(12)Consists of (i) 4,121 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 46,100 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(13)Consists of (i) 46,839 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 97,353 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.

(14)Consists of (i) 24,097 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 71,937 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(15)Consists of (i) 4,121 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 77,406 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(16)Consists of (i) 4,121 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 77,406 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(17)Consists of (i) 4,121 shares of common stock, (ii) 5,899 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 44,381 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2025.
(18)Consists of (i) 1,148,087 shares of common stock, (ii) 47,192 shares of common stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2025, and (iii) 2,369,502 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2025. Includes current executive officers and directors and therefore does not include Mr. Cassidy or Dr. Teel.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions since January 1, 2024, to which we have been a party, and in which any of our directors, executive officers, and holders of more than 5% of our voting securities and affiliates of our directors, executive officers, and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Employment Arrangements
See the “Executive and Director Compensation—Employment Agreements with our Executive Officers” section of this proxy statement for further discussion of these arrangements.
Indemnification Agreements
Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with all of our directors and executive officers. See the “Executive and Director Compensation—Limitation of Liability and Indemnification” section of this proxy statement for additional information regarding these agreements.
Policies and Procedures for Related Person Transactions
We have adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. We amended this policy in June 2022 to make certain clarifying adjustments. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.
Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:
•the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;
•the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction; and
•the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company.
The policy provides that any related person transaction proposed to be entered into by us must be reported to our Chief Financial Officer and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our Chief Financial Officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following such transaction or following the date that such transaction comes to the attention of the Chief Financial Officer. The policy also provides that alternatively, our Chief Financial Officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.
In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner to be specified in the charter of the compensation committee.
A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction, including the related person’s position(s) or relationship(s) with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the related person transaction without regard to the amount of any profit or loss;
•whether the related person transaction was undertaken in the ordinary course of business of our company;
•whether the related person transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the related person transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2026 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 30, 2025. However, if the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2026 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.
If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must meet the requirements set forth in our bylaws (including providing the information required by Rule 14a-19 under the Exchange Act if the stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the company’s nominees). The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2026 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 25, 2026 and no later than March 27, 2026.

Stockholder proposals should be addressed to Arvinas, Inc., 5 Science Park, 395 Winchester Ave., New Haven, CT 06511, Attention: Investor Relations.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you upon written or oral request to Arvinas, Inc., 5 Science Park, 395 Winchester Ave., New Haven, CT 06511, Attention: Investor Relations, telephone: 203-535-1456. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS
Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ John Houston, Ph.D.
John Houston, Ph.D.
Chairperson, President and Chief Executive Officer

ARVINAS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 24, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ARVN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 24, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73978-P25486

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARVINAS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of three Class I directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Linda Bain
02) John Houston, Ph.D.
03) Laurie Smaldone Alsup, M.D.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V73979-P25486

ARVINAS, INC.
Annual Meeting of Stockholders
June 25, 2025 8:30 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Houston, Ph.D. and Jared Freedberg or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ARVINAS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM ET on June 25, 2025, virtually via the Internet at www.virtualshareholdermeeting.com/ARVN2025. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side